Exhibit 10.1
EXECUTION VERSION

Published Deal CUSIP Number: 45072UAC5
Published Revolving Commitment CUSIP Number: 45072UAD3
CREDIT AGREEMENT
Dated as of May 24, 2010
Among
INVESCO HOLDING COMPANY LIMITED
and
IVZ, INC.,
as Borrowers
INVESCO LTD.,
as Parent
and
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders
and
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,
BANC OF AMERICA SECURITIES LLC
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Book Managers
CITIBANK N.A.,
as Syndication Agent
THE BANK OF NEW YORK MELLON,
HSBC BANK USA, NATIONAL ASSOCIATION,
MORGAN STANLEY BANK,
SUNTRUST BANK,
THE TORONTO-DOMINION BANK,
as Co-Documentation Agents

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Table of Contents
(continued)

-ii-

Table of Contents
(continued)

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SCHEDULES

Schedule I	List of Applicable Lending Offices
Schedule 1.01	Commitments
Schedule 1.02	Mandatory Costs
Schedule 4.01(b)	Subsidiaries
Schedule 4.01(d)	Required Authorizations
Schedule 4.01(i)	Disclosed Litigation
Schedule 5.02(a)	Existing Liens
Schedule 8.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

Exhibit A	Note
Exhibit B-1	Notice of Borrowing
Exhibit B-2	Swing Line Loan Notice
Exhibit C	Assignment and Assumption
Exhibit D-1	Subsidiary Guaranty
Exhibit D-2	Parent Guaranty
Exhibit E	Opinion of U.S. Counsel for the Borrowers and certain other Loan Parties
Exhibit F	Opinion of U.K. Counsel for IHCL
Exhibit G	Opinion of Bermuda Counsel for the Parent
Exhibit H	Compliance Certificate
Exhibit I	U.K. Tax Compliance Certificate

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CREDIT AGREEMENT
     This Credit Agreement (the “Agreement”) is entered into as of May 24, 2010 among Invesco Holding Company Limited, a company organized under the laws of England and Wales (“IHCL”), IVZ, Inc., a Delaware corporation (“IVZ”, and together with IHCL, collectively, the “Borrowers” and each individually, a “Borrower”), Invesco Ltd., a company organized under the laws of Bermuda (the “Parent”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and Bank of America, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent” or “Agent”) for the Lenders (as hereinafter defined) and as Swing Line Lender and L/C Issuer (each as hereinafter defined), hereby agree as follows:
PRELIMINARY STATEMENT
     The Borrowers have requested that the Lenders provide a revolving credit facility in a principal amount of up to $1,250,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Adjusted Debt” outstanding on any date means the sum, without duplication, of (a) the aggregate principal amount of all Debt of the Parent and its Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clauses (a), (c), (d), (e), (f) and (h) (exclusive in clause (h) of the Debt of the kind referred to in clauses (b) and (g)) of the definition of “Debt” and (b) the aggregate principal amount of all Debt of the Parent and its Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clause (i) of the definition of Debt that relates to Debt of other Persons of the kinds referred to in clauses (a), (c), (d), (e), (f) and (h) (exclusive in clause (h) of the Debt of the kind referred to in clauses (b) and (g)), of the definition of “Debt”.
     “Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at Bank of America with its office at Charlotte, North Carolina, ABA No. 026009593, Account No. 1366212250600 Bank of America N.A. New York, NY Account Name: Corporate Credit Support Re: Invesco.
     “Advance” means an advance by a Lender to a Borrower as part of a Borrowing and, unless such Borrowing is a Swing Line Loan, refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Advance), and, as the context may require, includes an advance of a Swing Line Loan by the Swing Line Lender to a Borrower.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
     “Applicable All In Drawn LIBOR Spread” means, from time to time, the percentages per annum based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating	All In Drawn LIBOR Spread
1	≥ A+/A1	(i) 75% of CDX Index Spread rate or
(ii) 1.000%, whichever is greater
2	A/A2	(i) 85% of CDX Index Spread rate or
(ii) 1.125%, whichever is greater
3	A-/A3	(i) 100% of CDX Index Spread rate or
(ii) 1.375%, whichever is greater
4	BBB+/Baa1	(i) 125% of CDX Index Spread rate or
(ii) 1.750%, whichever is greater
5	≤ BBB/Baa2	(i) 150% of CDX Index Spread rate or
(ii) 2.250%, whichever is greater
     Where,
     “CDX Index Spread” means, as of any date of determination, the spread associated with the Markit CDX.NA.IG Series 14 or any successor series (5 Year Period), as available on such date to the applicable office of the Administrative Agent. The CDX Index Spread will be determined (a) in the case of Eurocurrency Rate Advances, on the Business Day on which the Eurocurrency Rate for the initial and any subsequent Interest Period applicable thereto is set and, for such Eurocurrency Rate Advances with an Interest Period longer than three months, at the end of each successive three-month period after the first day of such Interest Period and (b) in the case of Base Rate Advances and Letters of Credit, on the Effective Date and on the last Business Day of each calendar quarter, commencing with the calendar quarter in which the Effective Date occurs.

     “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of (i) IHCL’s non-credit-enhanced, senior unsecured long-term debt, or (ii) if IHCL does not have any such rated debt, IVZ’s non-credit-enhanced (except as guaranteed by IHCL and the other Guarantors), senior unsecured long-term debt, or (iii) if neither IHCL nor IVZ has such rated debt, respectively, the senior credit facility provided to the Borrowers by this Agreement and the other Loan Documents; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if only one Debt Rating is provided, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if no Debt Ratings exist, Pricing Level 5 shall apply.
     “Markit” means Markit Group, Ltd.
Initially, the Applicable All In Drawn LIBOR Spread shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 3.01(c)(ix). Thereafter, each change in the Applicable All In Drawn LIBOR Spread resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.
     “Applicable Margin for Base Rate Advances” means, as of any date, the Applicable Margin for Eurocurrency Rate Advances less 1.00%.
     “Applicable Margin for Eurocurrency Rate Advances” means, as of any date, the Applicable All in Drawn LIBOR Spread less the Applicable Percentage. If the CDX Index Spread is unavailable on the date of determination, the Applicable All In Drawn LIBOR Spread will be calculated using the CDX Index Spread in effect on the day immediately prior to the unavailability of the CDX Index Spread unless and until the Borrowers and the Required Lenders agree on an alternative method of calculating the Applicable Margin for Eurocurrency Rate Advances.
     “Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Debt Rating applicable on such date as set forth below:

Debt Rating	Applicable Percentage
≥ A+/A1	0.200%
A/A2	0.250%
A-/A3	0.300%
BBB+/Baa1	0.350%
≤ BBB/Baa2	0.450%
Initially, the Applicable Percentage shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 3.01(c)(ix). Thereafter, each change in the Applicable Percentage resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means the entities listed as Joint Lead Arrangers on the cover page hereto.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C attached hereto.
     “Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2009 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.
     “Bank of America” has the meaning specified in the recital of parties to this Agreement.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurocurrency Rate for an Interest Period of one month plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change (i) in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change, and (ii) in the Eurocurrency Rate described in clause (c) above shall take effect on the date of such change.
     “Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(i).
     “Borrower” or “Borrowers” has the meaning specified in the recital of parties to this Agreement.
     “Borrower Agent” has the meaning specified therefor in Section 2.19(j).
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type, and in the case of Eurocurrency Rate Advances, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01 or a Swing Line Borrowing, or both, as the context may require.
     “Business Day” means a day of the year other than a day on which banks are required or authorized by law to close in New York City and Charlotte, North Carolina and, if the applicable Business Day relates to any Eurocurrency Rate Advances, a day on which dealings are carried on in the London interbank market and banks are open for business in London.
     “Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capital leases.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require) cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support constituting Cash Equivalents, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. All Cash Collateral shall be denominated in Dollars or the Equivalent in Dollars of Sterling with respect to Cash Collateral related to Obligations denominated in Sterling, except as otherwise provided herein.
     “Cash Equivalents” means, at any time (a) debt issued or guaranteed by the United States government or any agency thereof, maturing not more than 90 days after such time, (b) commercial paper, maturing not more than 90 days from the date of issue, which is issued by a corporation (other than an Affiliate of the Parent) rated at least A-1 by S&P or P-1 by Moody’s, (c) any certificate of deposit, maturing not more than 90 days after the date of issue, which is issued by a financial institution which is rated at least A-

by S&P or A3 by Moody’s, and (d) investments in money market funds that invest substantially all of their assets in Cash Equivalents of the types described in clauses (a) through (c) above.
     “Commitment” means, as to any Lender, the Dollar amount set forth opposite its name on Schedule 1.01 or, if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.06(c), in each case as such amount may be reduced pursuant to Section 2.06.
     “Compliance Certificate” means a compliance certificate in the form of Exhibit H attached hereto.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09, 2.10 or 2.13, and with respect to any Eurocurrency Rate Advance in Sterling that is Converted into a Base Rate Advance pursuant to any such Section, includes a conversion of such amount of Sterling into Dollars based upon the Equivalent in Dollars of Sterling.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables and other current accruals incurred in the ordinary course of such Person’s business and payable on customary terms and (ii) earn-out obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than trade payables incurred in the ordinary course of such Person’s business and payable on customary terms), (e) all obligations of such Person as lessee under Capital Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net payment obligations of such Person in respect of Hedge Agreements on the date of determination, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a written agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, but with respect to such Debt that is non-recourse, only to the extent of the lesser of the amount of such Debt or the fair market value of the property at the time of determination that is encumbered by such Lien, provided that, in no event shall “Debt” include any obligations of the Parent or any of its Subsidiaries incurred in connection with any securitization program described in Section 5.02(c)(ii).
     “Debt/EBITDA Ratio” means, as of any date of determination, the ratio of (a) Adjusted Debt (excluding (i) Subsidiary Non-Recourse Debt , (ii) so long as the Parent and its Subsidiaries own 100% of the Office Equipment Sale and Leaseback Bonds, liabilities with respect to the Office Equipment Sale and Leaseback Lease, (iii) the Qualified Equity Portion of Qualified Securities to the extent such amount is otherwise included in Adjusted Debt, (iv) in the event that either Borrower or any Guarantor has issued the 2012 Refinancing Notes in connection with a refinancing of the 2012 Notes, for purposes of calculating the Debt/EBITDA Ratio for the period of four consecutive fiscal quarters of the Parent ending March 31, 2012, the lesser of the aggregate outstanding principal amount of (1) the 2012 Notes and (2) the 2012 Refinancing Notes (in each case to the extent otherwise included in Adjusted Debt), and (v) in the event that either Borrower or any Guarantor has issued the 2013 Refinancing Notes in connection with a refinancing of the 2013 Notes, for purposes of calculating the Debt/EBITDA Ratio for the period of four consecutive fiscal quarters of the Parent ending December 31, 2012, the lesser of the aggregate outstanding principal amount of (1) the 2013 Notes and (2) the 2013 Refinancing Notes (in each case to the extent otherwise included in Adjusted Debt) to (b) EBITDA (excluding for purpose of this calculation of EBITDA only that portion of EBITDA attributable to the net income, expenses, losses, charges and gains of each Special Purpose Subsidiary) for each period of four consecutive fiscal quarters of the Parent ended on or immediately prior to such time.
     “Debt Rating” has the meaning specified in the definition of Applicable All In Drawn LIBOR Spread.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Defaulting Lender” means, subject to Section 8.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the bankruptcy code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority.
     “Disclosed Litigation” has the meaning specified in Section 4.01(i).
     “Dollars” and the “$” sign each means lawful money of the United States of America.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.
     “EBITDA” means, for any period, net income (or net loss) of the Parent and its Subsidiaries, on a Consolidated basis excluding consolidated investment products plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) extraordinary losses, (f) exceptional losses, and (g) all non-cash charges exclusive of any non-cash charge to the extent it represents a reserve for cash expenditures in any future period, minus (x) extraordinary gains and (y) exceptional gains, in each case determined in accordance with GAAP for such period, and (z) all non-cash gains exclusive of gains for which the Parent expects cash proceeds in a future period; provided, that, for purposes of calculating EBITDA for the Parent and its Subsidiaries for any period, the EBITDA of any Person (or assets or division of such Person) acquired by the Parent or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).
     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person), subject to such consents as may be required under Section 8.06(b)(iii); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent, either Borrower or any of the Parent’s Affiliates or Subsidiaries; and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its lending offices, is capable of lending Sterling to the Borrowers without the imposition of any additional Indemnifiable Taxes.

     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equivalent” in Dollars of Sterling on any date means the equivalent in Dollars of Sterling determined by using the quoted spot rate at which Bank of America’s principal office in London offers to exchange Dollars for Sterling in London at 11:00 A.M. (London time) two Business Days prior to such date, and the “Equivalent” in Sterling of Dollars means the equivalent in Sterling of Dollars determined by using the quoted spot rate at which Bank of America’s principal office in London offers to exchange Sterling for Dollars in London at 11:00 A.M. (London time) two Business Days prior to such date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Loan Party’s controlled group, or under common control with any Loan Party, within the meaning of Section 414 (b) or (c) of the Internal Revenue Code or, for purposes of Section 412 and 430 of the Internal Revenue Code, under Section 414(m) or (o) of the Internal Revenue Code.
     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) at the time when the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are applicable to any Loan Party or any ERISA Affiliate an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan within the following 30 days; (b) the filing by any Loan Party or any ERISA Affiliate of an application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041 or 4041A of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA on the assets of any Loan Party or any ERISA Affiliate shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring any Loan Party or any ERISA Affiliate to provide security to such Plan pursuant to Section 436(f) of the Internal Revenue Code; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, provided, however, that the event or condition set forth in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified any Loan Party or any ERISA Affiliate that it has made a determination under such section or that it is considering termination of a Plan on such grounds.
     “Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.
     “Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.
     “Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Advance, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Base Rate
Eurocurrency Rate	=	1.00 – Eurocurrency Reserve
Percentage
     Where,
          “Eurocurrency Base Rate” means, for such Interest Period:
     (a) with respect to each Eurocurrency Rate Advance, the rate per annum equal to (i) the British Banker’s Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) as approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate referenced in the preceding clause (i) is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Advance being made, continued or Converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.
     (b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time) two Business Days prior to the date of determination, determined daily on each Business Day for deposits in the relevant currency being delivered in the London interbank market for a term of one month commencing that day or (ii) if such rate referenced in the preceding clause (i) is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Advance being made or maintained by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at the date and time of determination.
     “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
     “Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(ii).
     “Events of Default” has the meaning specified in Section 6.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Credit Agreement” means that certain Credit Agreement dated as of June 9, 2009 among IVZ, Parent, Bank of America as administrative agent and swingline lender thereunder, and the lenders party thereto.

     “Existing Debt” means the Debt of the Parent and its Subsidiaries, on a Consolidated basis outstanding as of the Effective Date.
     “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated April 19, 2010, among the Borrowers, the Administrative Agent and Banc of America Securities LLC.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Guarantors” means Parent, Invesco Advisers, Inc., a Delaware corporation, Invesco North American Holdings, Inc., a Delaware corporation, and Invesco Management Group Inc., a Delaware corporation, and upon the execution and delivery of an Assumption of Guaranty (as defined in the Subsidiary Guaranty) pursuant to Section 5.01(f) or otherwise by any other Subsidiary of the Parent, such other Subsidiary.

     “Guaranty” means each of the Parent Guaranty and the Subsidiary Guaranty.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
     “IHCL” has the meaning specified in the recital of parties to this Agreement.
     “Indemnifiable Taxes” has the meaning specified in Section 2.15(a).
     “Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period for each Eurocurrency Rate Advance shall be one, two, three or six months, as the applicable Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (i) the Borrowers may not select any Interest Period that ends after the Termination Date;
     (ii) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “IVZ” has the meaning specified in the recital of parties to this Agreement.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share Percentage. All L/C Advances shall be denominated in Dollars.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.06, and as the context requires, includes the Swing Line Lender.
     “Letter of Credit” means any standby letter of credit issued hereunder.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day), except as otherwise provided herein.
     “Letter of Credit Fee” has the meaning specified in Section 2.03(h).
     “Letter of Credit Sublimit” means an amount equal to $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitments.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” means this Agreement, the Notes, each Guaranty, each Issuer Document, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.18 of this Agreement.
     “Loan Parties” means, collectively, each Borrower and each Guarantor (each individually, a “Loan Party”).
     “Mandatory Costs” means with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.02.
     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Parent and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Parent and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrowers to perform their obligations under this Agreement or any Note.
     “Material Subsidiary” means each Subsidiary of the Parent to which as of the end of any fiscal year of the Parent is attributed twenty percent or more of the Consolidated operating income of the Parent and its Subsidiaries taken as a whole, determined by reference to the most recent annual audited financial statements delivered by the Parent to the Lenders pursuant to Section 5.01(h) or, in the case of any Subsidiary of the Parent that is acquired or is merged with or into any other Subsidiary of the Parent, determined by reference to the pro forma financial statements of the Parent and its Subsidiaries prepared in accordance with GAAP as of the most recent fiscal year end of the Parent, giving effect to such acquisition or merger as if such transaction had been consummated as of the last day of such fiscal year.
     “Maturity Date” means the date that is three (3) years after the Effective Date.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including either Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     “Note” means a promissory note of the Borrowers payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrowers to such Lender resulting from the Advances made by such Lender, as it may be amended, restated or modified from time to time, or any substitute therefor or replacement thereof.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, either Borrower arising under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against either Borrower of any proceeding under the bankruptcy code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally naming such Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Office Equipment Sale and Leaseback” means the sale and leaseback transaction pursuant to which Invesco Group Services, Inc. sold office equipment for its Atlanta, Georgia headquarters facility to the Development Authority of Fulton County for an aggregate price not in excess of $20,000,000 and then leased back such office equipment from the Development Authority of Fulton County.
     “Office Equipment Sale and Leaseback Bonds” means those certain industrial revenue bonds issued by the Development Authority of Fulton County for the purpose of financing the purchase by the Development Authority of Fulton County of that certain office equipment the subject matter of the Office Equipment Sale and Leaseback.
     “Office Equipment Sale and Leaseback Lease” the lease by Invesco Group Services, Inc. of that certain office equipment subject to the Office Equipment Sale and Leaseback from the Development Authority of Fulton County.
     “Other Taxes” has the meaning specified in Section 2.15(b).
     “Outstanding Amount” means (i) with respect to Advances and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Advances and Swing Line Loans, as the case may be, occurring on such date, and (ii) with respect to L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursement by the Borrowers of Unreimbursed Amounts. For Advances and L/C Obligations denominated in Sterling, for purposes of determining the Outstanding Amount thereof, such amount shall be the Equivalent thereof in Dollars.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Sterling, the rate of interest per annum at which overnight deposits in Sterling, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Parent” has the meaning specified in the recital of parties to this Agreement.
     “Parent Guaranty” means that certain Guaranty dated as of the date hereof executed and delivered by the Parent in favor of the Administrative Agent and the Lenders in substantially the form of Exhibit D-2, as amended, supplemented or otherwise modified from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced except as otherwise provided: (a) Liens for taxes, assessments or other governmental charges being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made and maintained in accordance with GAAP and past practices of the Parent and its Subsidiaries therefor and as to which any enforcement, collection, execution, levy or foreclosure proceeding which shall commence or have commenced could not reasonably be expected to result in a Material Adverse Effect; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as to which any enforcement, collection, execution, levy or foreclosure proceeding which shall commence or have commenced could not reasonably be expected to result in a Material Adverse Effect; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, or (iii) in connection with the cash collateralization of letters of credit permitted under Section 5.02(g)(iii); (d) any Liens securing attachments or judgments unless the judgment it secures results or has resulted in an Event of Default under Section 6.01(f); and (e) leases or subleases granted to others, easements, rights of way and other encumbrances on title to real property that, in the case of any property material to the operation of the business of the Parent and its Subsidiaries taken as a whole, do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Platform” has the meaning specified in Section 5.01.
     “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times such Lender’s Pro Rata Share Percentage at such time.
     “Pro Rata Share Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) obtained by dividing such Lender’s Commitment at such time by the Total Commitments at such time, subject to adjustment as provided in Section 8.16. If the Commitment of each Lender and the obligations of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 6.02 or if the Total Commitments have expired, then the Pro Rata Share Percentage of each Lender shall be determined based on the Pro Rata Share Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Pro Rata Share Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Qualified Equity Portion of Qualified Securities” means at any time, the sum of the amounts obtained by multiplying (x) the amount of each Qualified Security by (y) the Qualified Equity Percentage at such time of such Qualified Security.
     “Qualified Equity Percentage” means, with respect to a Qualified Security, the lowest percentage (whether specifically stated or implied through calculation) accorded equity treatment for such Qualified Security by either S&P or Moody’s, as determined by such rating agencies from time to time.
     “Qualified Security” means any security issued by the Parent, a Borrower or any Guarantor that (i) has attributes of both debt and equity, (ii) is rated by both S&P and

Moody’s, (iii) the proceeds of which are accorded a percentage of equity treatment by both S&P and Moody’s, (iv) matures after the Maturity Date, and (v) ranks in priority of repayment no higher than pari passu with, and is not structurally superior to, the senior credit facility provided to the Borrowers under this Agreement and the other Loan Documents (including, without limitation, all of the Obligations).
     “Register” has the meaning specified in Section 8.06(c).
     “Related Parties” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Relevant Taxing Authority” means the taxing authority with which the applicable Treaty Form is required to be filed, in the country of residence of a Lender.
     “Required Lenders” means at any time Lenders owed greater than 50% of the then aggregate unpaid principal amount of the Advances and L/C Obligations owing to Lenders (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Loans and L/C Obligations being deemed owed to such Lender for purposes of this definition), or, if no such amount is then outstanding, Lenders holding greater than 50% of the Commitments provided that the portion of the aggregate unpaid principal amount of the Advances and risk participations and funded participations in Swing Line Loans and L/C Obligations owing to or deemed owed to, and the Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Sterling, same day or other funds as may be determined by the Administrative Agent, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Sterling.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Significant Subsidiary” means each Subsidiary of the Parent, including each Borrower, that (a) is organized under the laws of the United States or any political subdivision thereof or (b) is an operating Subsidiary of the Parent or a Subsidiary of the Parent that directly or indirectly owns an operating Subsidiary of the Parent.

     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than any Loan Party and the ERISA Affiliates.
     “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Special Purpose Subsidiary” means a Subsidiary created or acquired, and wholly owned, directly or indirectly, by the Parent whose primary business is investing in real estate properties or other investment assets, the acquisition of which properties or assets are financed in whole, or in part, with Subsidiary Non-Recourse Debt, and whose primary assets consist of such real estate properties and other investment assets.
     “Sterling” means lawful money of the United Kingdom of Great Britain and Northern Ireland.
     “Subsidiary” of any Person means any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) in the case of a corporation, the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) in the case of a trust or estate, the beneficial interest in such trust or estate, in each instance above is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.
     “Subsidiary Guarantor” means each Guarantor other than the Parent.
     “Subsidiary Guaranty” means that certain Guaranty dated as of the date hereof executed and delivered by each Subsidiary Guarantor in favor of the Administrative Agent and the Lenders in substantially the form of Exhibit D-1, as amended, supplemented or otherwise modified from time to time.

     “Subsidiary Non-Recourse Debt” means with respect to all Special Purpose Subsidiaries of the Parent, Debt incurred by such Special Purpose Subsidiaries up to an aggregate principal amount for all such Special Purpose Subsidiaries at any time outstanding not to exceed $500,000,000, (i) the proceeds of which are used to finance the acquisition of real estate properties and other investment assets by such Special Purpose Subsidiary, (ii) that is not guaranteed by either Borrower or any Guarantor, and (iii) where recourse for repayment of such Debt is contractually limited to such Special Purpose Subsidiary and the specific real estate properties or other investment assets of such Special Purpose Subsidiary financed with the proceeds thereof.
     “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B-2.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Total Commitments. The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.
     “Taxes” has the meaning specified in Section 2.15(a).
     “Termination Date” means the earlier of (i) the Maturity Date and (ii) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.
     “Total Commitment” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.
     “Treaty Form” means a form of claim for the benefits of an income tax treaty between the United Kingdom and the country of residence of a Lender or the Administrative Agent, as is specified from time to time by HM Revenue & Customs in the United Kingdom.
     “Type” has the meaning therefor in the definition of Advance.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
     “2012 Notes” means IHCL’s 5.625% Unsecured Senior Notes due April 17, 2012.
     “2012 Refinancing Notes” means unsecured notes issued by either Borrower or any Guarantor for the express purpose, solely or with other purposes, of refinancing the 2012 Notes, which unsecured notes shall (i) rank in priority of repayment no higher than pari passu with, and shall not be structurally superior to, the Obligations and (ii) shall mature after the Maturity Date.
     “2013 Notes” means IHCL’s 5.375% Unsecured Senior Notes due February 27, 2013.
     “2013 Refinancing Notes” means unsecured notes issued by either Borrower or any Guarantor for the express purpose, solely or with other purposes, of refinancing the 2013 Notes, which unsecured notes shall (i) rank in priority of repayment no higher than pari passu with, and shall not be structurally superior to, the Obligations and (ii) shall mature after the Maturity Date.
     Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     Section 1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers and the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     (c) Consolidation. All references herein to Consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such entity were a Subsidiary as defined herein, provided that for purposes of determining compliance with the financial covenants set forth in Section 5.03, the consolidation of investment products shall be disregarded.
     (d) Effect of a Section 5.02(b)(ii) Permitted Merger. Upon the event of a merger of the Parent into a Borrower permitted by Section 5.02(b), all references to the Parent in this Agreement shall be deemed references to IHCL, unless IHCL is merged into IVZ as permitted by Section 5.02(b), in which case all references to the Parent shall be deemed references to IVZ except (i) where such prior reference to the Parent would be a duplicative reference to IHCL or IVZ, as applicable, in which case the reference to the Parent shall be disregarded, (ii) where such prior reference to the Parent specifically relates to (A) a prior executed agreement to which the Parent was in fact a party, (B) financial statements dated prior to such merger, (C) such reference is a reference to the Parent as a Guarantor, or (D) such reference is contained in the conditions precedent in Section 3.01, (iii) where such change would result in a prior occurring Event of Default no longer being deemed an Event of Default (unless such prior occurring Event of Default has been cured), (iv) with respect to the reference to “Each Subsidiary of the Parent” in Section 4.01(q), which shall be deemed to be a reference to “Either Borrower or any of its Subsidiaries”, unless IHCL has been merged into IVZ, in which case such reference shall be a reference to “the Borrower or any of its Subsidiaries”, and (v) with respect to the reference to the Parent in Section 4.01(r), which shall continue to be a reference to the Parent as if such merger had not occurred.
     Section 1.04 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Equivalent in Dollars of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Equivalent in Dollars of the maximum stated amount of such Letter of Credit after giving effect to all such increases and any subsequent decreases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
     Section 2.01 The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate principal amount (based in respect of any Advance denominated in Sterling on the Equivalent in Dollars), not to exceed at any time outstanding the amount of such Lender’s Commitment less (i) such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations and (ii) such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans. Each Borrowing shall be in an aggregate amount of $5,000,000 (or the Equivalent thereof in Sterling) or an integral multiple of $1,000,000 (or the Equivalent thereof in Sterling) in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrowers may borrow under this Section 2.01, prepay pursuant to Section 2.11 and reborrow under this Section 2.01.
     Section 2.02 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Sterling, or (z) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower Agent to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, and signed by a duly authorized officer of the Borrower Agent, or any other employee of the Borrower Agent that is authorized by the President or Chief Financial Officer of the Borrower Agent, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period and whether such Advance shall be in Dollars or in Sterling, and (v) applicable Borrower. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in Same Day Funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent’s address referred to in Section 8.02; provided, however, that if, on the date the Notice of Borrowing with respect to such Borrowing is given by the Borrower Agent, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.
     (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 (or the Equivalent thereof in Sterling) or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Borrowings.
     (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrowers. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrowers shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, but shall have no obligation to, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate. If such Lender shall repay to the Administrative Agent such corresponding amount such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement, and thereafter, the Borrowers’ obligation to repay such amount to the Administrative Agent in accordance with this subsection (d) shall no longer be required; provided that the Borrowers shall not be relieved of their obligation to pay the interest on such amount referred to herein unless and only to the extent that such Lender has paid the interest on such amount referred to herein.
     (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
     Section 2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or Sterling for the account of either Borrower or its respective Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of either Borrower or its Subsidiaries (for the avoidance of doubt, including any Letters of Credit with an expiry date later than the Letter of Credit Expiration Date issued in accordance with Section 2.03(a)(ii)(B) below) and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit (based in respect of any Letter of Credit denominated in Sterling on the Equivalent in Dollars), (x)

the Outstanding Amount of all Advances, all L/C Obligations and all Swing Line Loans shall not exceed the Total Commitment, (y) the Outstanding Amount of the Advances of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower Agent for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) The L/C Issuer shall not issue any Letter of Credit if:
     (A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, provided that a requested Letter of Credit may have an expiry date that occurs more than twelve months after the date of issuance or last extension if all Lenders have approved such expiry date; or
     (B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) on or before the Letter of Credit Expiration Date, the Borrowers have Cash Collateralized 100% of the undrawn amount of such Letter of Credit, such Cash Collateral to be in the same currency as the related Letter of Credit or (ii) all the Lenders have otherwise approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally, so long as such policies are consistently applied by the L/C Issuer to its customers generally and to letters of credit issued by it, such policies are not unusual to similarly situated financial institutions and such policies are not contrary to the express contractual obligations of the L/C Issuer under this Agreement;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $1,000,000;
     (D) the Letter of Credit is to be denominated in a currency other than Dollars or Sterling;
     (E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 8.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
     (F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Agent delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a duly authorized officer of the Borrower Agent or any other employee of the Borrower Agent that is authorized by the President or Chief Financial Officer of the Borrower Agent. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) at least one Business Day (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) the applicable Borrower or Subsidiary on whose account the Letter of Credit is being issued; and (I) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower Agent shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Agent and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit (for the avoidance of doubt, including any Letters of Credit with an expiry date later than the Letter of Credit Expiration Date issued in accordance with Section 2.03(a)(ii)(B)), each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower Agent so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower Agent shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date unless on or before the Letter of Credit Expiration Date, the Borrowers have complied with the requirements set forth in Section 2.03(a)(ii)(B), in which case such expiry date shall not extend more than twelve months past the Letter of Credit Expiration Date unless all Lenders have otherwise consented thereto; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower Agent and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Sterling, the Borrowers shall reimburse the L/C Issuer in Sterling, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower Agent shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrowers will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Sterling, the L/C Issuer shall notify the Borrower Agent of the Equivalent in Dollars of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. (New York City time) on the next Business Day succeeding payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in the Equivalent in Dollars thereof in the case of a Letter of Credit denominated in Sterling) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower Agent shall be deemed to have requested a Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (expressed in the amount of the Equivalent in Dollars thereof in the case of any Unreimbursed Amount in Sterling), without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 3.02 (other than delivery by the Borrower Agent of a Notice of Borrowing). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount (expressed in the amount of the Equivalent in Dollars thereof in the case of any Unreimbursed Amount in Sterling) that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest in accordance with Section 2.08(b). In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Advance or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Advances or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, either Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Advances pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Borrower Agent of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Advance included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (based on the Equivalent in Dollars for any payment received in Sterling) in Dollars .
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned by the L/C Issuer (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

     (e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that a Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as the L/C Issuer reasonably determined that such draft or certificate substantially complied with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the bankruptcy code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, a Borrower or any Subsidiary.
     The Borrower Agent shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Agent’s instructions or other irregularity, the Borrower Agent will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.
     (h) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Eurodollar Rate Advances times the Equivalent in Dollars of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 or Section 2.18 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Share Percentages allocable to such Letter of Credit pursuant to Section 8.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March,

June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin for Eurodollar Rate Advances during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin for Eurodollar Rate Advances separately for each period during such quarter that such Applicable Margin for Eurodollar Rate Advances was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at a rate equal to the Applicable Margin for Eurodollar Rate Advances plus 2% per annum.
     (i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Equivalent in Dollars of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that each Borrower’s respective business derives substantial benefits from the businesses of such Subsidiaries.
     Section 2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make Advances (each such Advance, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the period from the Effective Date to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Advances of the Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Outstanding Amount of all Advances, all L/C Obligations and all Swing Line Loans shall not exceed the Total Commitment, and (ii) the Outstanding Amount of the Advances of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.11, and reborrow under this Section 2.04. Each Swing Line Loan shall be in Dollars. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower Agent’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 P.M. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, (ii) the requested borrowing date, which shall be a Business Day and (iii) identifying the applicable Borrower. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a duly authorized officer of the Borrower Agent or any other employee of the Borrower Agent that is authorized by the President or Chief Financial Officer of the Borrower Agent. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 4:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 P.M. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower in Same Day Funds.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (each of which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrower Agent with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s office not later than 1:00 P.M. (New York City time) on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such an Advance in accordance with Section 2.04(c)(i), the request for Base Rate Advances submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Advances or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, either Borrower or any other Person for any reason whatsoever, (B) in the case of each Lender’s obligation to purchase and fund risk participations only, the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Advances (but not to fund risk participations in Swing Line Loans) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 3.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share (determined at the time of such purchase and funding) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the all amounts owing hereunder and under any Loan Document and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower Agent for interest on the Swing Line Loans. Until a Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender, and after such Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, such interest shall be for the account of such Lender.
     (f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     Section 2.05 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
     (a) Facility Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee on (i) until the Termination Date, the aggregate amount of such Lender’s Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date and (ii) after the Termination Date in the event that any Letter of Credit is issued with an expiry date that occurs beyond the Termination Date, on the aggregate amount of such Lender’s unfunded and funded risk participations in all such Letters of Credit until such Letters of Credit have expired and all L/C Obligations with respect thereto have been paid in full or terminated (the “Extended L/C Termination Date”), in each case, subject to adjustment as provided in Section 8.16, at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December (each a “Facility Fee Payment Date”), commencing with the Facility Fee Payment Date first occurring after the Effective Date, and, in the case of clause (i) above, on the Termination Date, and in the case of clause (ii) above on the Extended L/C Termination Date.
     (b) Agent’s Fees. The Borrowers shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrowers and the Administrative Agent, including without limitation in the Fee Letter.
     Section 2.06 Termination or Reduction of the Commitments. The Borrowers shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction of the Total Commitment shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.
     Section 2.07 Repayment of Advances.
     (a) The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of all Advances then outstanding together with all accrued and unpaid interest, fees and costs associated therewith. Repayments made pursuant to this clause (a) shall be in the same currency in which such outstanding Advances were made.
     (b) The Borrowers shall repay each Swing Line Loan together with accrued and unpaid interest thereon on the earlier to occur of (i) the date ten (10) Business Days after such Swing Line Loan is made, and (ii) the Termination Date.
     Section 2.08 Interest on Advances.
     (a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin for Eurocurrency Rate Advances in

effect from time to time plus (z) in the case of each Advance in Sterling, the Mandatory Cost, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.
     (iii) Swing Line Loans. With respect to each Swing Line Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time payable in arrears on the date of repayment or refinancing, in whole or in part, of such Swing Line Loan.
     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, with the consent or at the direction of the Required Lenders, the Borrowers shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or (a)(iii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i), (a)(ii) or (a)(iii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.
     Section 2.09 Interest Rate Determination.
     (a) The Administrative Agent shall give prompt notice to the Borrower Agent and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(i), (ii) or (iii).
     (b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower Agent and the Lenders, whereupon (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Base Rate Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower Agent and the Lenders that the circumstances causing such suspension no longer exist.
     (c) If the Borrowers shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower Agent and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period for such Eurocurrency Rate Advance, Convert into Base Rate Advances.

     (d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.
     (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.
     Section 2.10 Optional Conversion of Advances. The Borrowers may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day, with respect to Advances in Dollars, or the fifth Business Day, with respect to Advances in Sterling, prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Eurocurrency Rate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrowers.
     Section 2.11 Prepayments of Advances.
     (a) Optional Prepayments. The Borrowers may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 11:00 A.M. (New York City time) on the third Business Day, with respect to Advances in Dollars, or the fifth Business Day, with respect to Advances in Sterling, prior to the date of such proposed prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the day of such proposed prepayment, in the case of Base Rate Advances, and if such notice is given the Borrowers shall, prepay the Outstanding Amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, with such prepayment to be made in the currency in which such Advances were made; provided, however, that (x) except in the case of prepayments of Swing Line Loans, as described in clause (z) below, each partial prepayment shall be in an aggregate principal amount of $5,000,000 or the Equivalent thereof in Sterling or an integral multiple of $1,000,000 or the Equivalent thereof in Sterling in excess thereof, (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrowers shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c) and (z) in the case of a Swing Line Loan, the Borrowers may prepay the Outstanding Amount of such Swing Line Loan, together with accrued interest to the date of such prepayment on the principal amount prepaid, at any time in minimum increments of $100,000.

     (b) Mandatory Prepayments.
     (i) If at any time the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the Equivalent in Dollars of the aggregate principal amount of all Advances denominated in Sterling then outstanding plus (C) the aggregate amount of all L/C Obligations denominated in Dollars then outstanding plus (D) the Equivalent in Dollars of the aggregate amount of all L/C Obligations denominated in Sterling outstanding exceeds the Total Commitment on such date, the Borrowers shall, within two Business Days after receipt of such notice given pursuant to (ii) below, prepay the outstanding principal amount of any Advances and/or Cash Collateralize 100% of the L/C Obligations pursuant to this Section 2.11(b) in an aggregate amount sufficient to reduce such sum to an amount not to exceed the Total Commitment on such date.
     (ii) Each prepayment made pursuant to this Section 2.11(b) (A) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrowers shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c), and (B) shall be made in the currency in which the Advances subject to such prepayment were made. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Borrower Agent and the Lenders.
     (c) Hedging Agreements. All Hedging Agreements, if any, between the Borrowers and any Lender or its affiliates are independent agreements governed by the written provisions of such Hedging Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in terms of this Agreement or the Notes, except as otherwise expressly provided in said written swap agreements, and any payoff statements from the Administrative Agent relating to this Agreement shall not apply to said Hedging Agreements, except as otherwise expressly provided in such payoff statement.
Subject to Section 8.16, each prepayment pursuant to this Section 2.11 (other than prepayments of Swing Line Loans) shall be applied to the Advances of the Lenders in accordance with their respective Pro Rata Share Percentages.
     Section 2.12 Increased Costs.
     (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation occurring after the date hereof, (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, or (iii) the Mandatory Cost, as calculated hereunder, not representing the cost to any Lender or the L/C Issuer of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Advances or participating in, issuing or maintaining Letters of Credit, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or to any

Lender or the L/C Issuer of participating in, issuing or maintaining any Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Indemnifiable Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in taxes measured by or imposed upon the net income or gross income or franchise taxes, or taxes measured by or imposed upon capital or net worth, or branch taxes, of such Lender, its Applicable Lending Office or the L/C Issuer), then the Borrowers shall from time to time, within ten days of demand by such Lender or the L/C Issuer (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or the L/C Issuer additional amounts sufficient to compensate such Lender or the L/C Issuer for such increased cost; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office and the L/C Issuer agrees to use reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a designation or assignment would avoid the need for, or reduce the amount of, such additional cost and would not, in the reasonable judgment of such Lender or the L/C Issuer, be otherwise disadvantageous to such Lender or the L/C Issuer.
     (b) If any Lender or the L/C Issuer reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority regarding capital adequacy (whether or not having the force of law) issued or made after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or the L/C Issuer or any corporation controlling such Lender or the L/C Issuer and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder, the L/C Issuer’s commitment to issue Letters of Credit hereunder, and other commitments of similar types, and such Lender or the L/C Issuer reasonably determines that the rate of return on its or such controlling corporation’s capital as a consequence is reduced to a level below that which such Lender, the L/C Issuer or such controlling corporation would have achieved but for the occurrence of such conditions, then, within ten days of demand by such Lender or the L/C Issuer (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender or the L/C Issuer, from time to time as specified by such Lender or the L/C Issuer, additional amounts sufficient to compensate such Lender, the L/C Issuer or such corporation in the light of such circumstances, to the extent that such Lender or the L/C Issuer reasonably determines such increase in capital to be allocable to the existence of such Lender’s or the L/C Issuer’s commitment to lend hereunder.
     (c) If a Lender changes its Applicable Lending Office or the L/C Issuer assigns its rights and obligations hereunder to another of its offices, branches or affiliates (other than pursuant to this Section 2.12 or Section 2.13 or 2.15(g)) and the effect of such change, as of the date of such change, would be to cause the Borrowers to become obligated to pay any additional amounts under this Section 2.12, the Borrowers shall not be obligated to pay such additional amount.
     (d) A certificate of a Lender or the L/C Issuer setting forth the amount of any claim made under this Section 2.12 and identifying with reasonable specificity the basis for calculating such amount, shall be delivered to the Borrower Agent and the Administrative Agent and shall be conclusive absent manifest error.

     Section 2.13 Illegality; Circumstances Affecting Availability. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent (who will promptly notify the Borrower Agent and the other Lenders) that the introduction of or any change in or in the interpretation of any law or regulation after the date hereof makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Advances for which interest is determined by reference to the Eurocurrency Rate or to fund or maintain such Advances hereunder, or if the Administrative Agent determines that by reason of circumstances affecting foreign exchange and interbank markets generally, the Eurocurrency Rate cannot be determined, then (A) each Eurocurrency Rate Advance will automatically, upon such notice, Convert into a Base Rate Advance (the interest rate on which Base Rate Advances shall, if necessary to avoid any illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), and (B) the obligation of the Lenders to make Eurocurrency Rate Advances, Convert Base Rate Advances into Eurocurrency Rate Advances or, if necessary to avoid any illegality, to make Base Rate Advances the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate shall be suspended until the Administrative Agent shall notify the Borrower Agent and the Lenders that the circumstances causing such suspension or inability to determine the Eurocurrency Rate no longer exist or that such Lender has entered into one or more Assignment and Assumptions pursuant to Section 8.06 assigning its Commitment to one or more Eligible Assignees; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     Section 2.14 Payments Generally and Computations.
     (a) General. All payments hereunder and under the Notes to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrowers shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars, in the case of Advances denominated in Dollars, or in Sterling, in the case of Advances denominated in Sterling, to the Administrative Agent at the Administrative Agent’s Account in Same Day Funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) All computations of interest based on the Base Rate (including in each case where the Base Rate is determined by reference to the Eurocurrency Rate) or the Federal Funds Rate and all computations of interest in respect of Advances denominated in Sterling shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate (other than (i) any case where the Base Rate is determined by reference to the Eurocurrency Rate, and (ii) in respect of interest on Advances in Sterling) and of facility fees, shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, or cause any payment of interest on or principal of Advances to be made after the Maturity Date, such payment shall be made on the next preceding Business Day.
     (d) Unless the Administrative Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or the L/C Issuer, as the case may be, on such due date an amount equal to the amount then due such Lender or the L/C Issuer. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each Lender or the L/C Issuer, as the case may be, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or the L/C Issuer together with interest thereon, for each day from the date such amount is distributed to such Lender or the L/C Issuer until the date such Lender or the L/C Issuer repays such amount to the Administrative Agent, at the Overnight Rate.
     Section 2.15 Taxes.
     (a) Except as otherwise required by law, any and all payments by the Borrowers hereunder, under the Notes or under any other Loan Document issued hereunder shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings, and liabilities in respect of payments hereunder, under the Notes or under any other Loan Document, along with any penalties, additions to tax, interest and reasonable expenses arising therefrom or with respect thereto (whether or not correctly or legally imposed or asserted by the relevant taxing authority), collectively being hereafter referred to as “Taxes”), excluding, in the case of payments made to any Lender, the L/C Issuer or the Administrative Agent (A) Taxes imposed on or measured by its net income, and franchise Taxes, branch Taxes, Taxes on doing business and Taxes measured by or imposed upon its capital or net worth, in each case imposed as a result of such Lender (and or such Lender’s Applicable Lending Office), the L/C Issuer or the Administrative Agent being organized under the laws of, or being a legal resident of, or having a fixed place of business or a permanent establishment or doing business in the jurisdiction imposing such Tax (other than any such connection arising solely from such Lender (and or such Lender’s Applicable Lending Office), the L/C Issuer or the Administrative Agent having executed, delivered or performed its obligations, or having received a payment, or having enforced its rights and remedies, under this Agreement or any of the other Loan Documents), (B) United States branch profits tax or any similar tax imposed by any jurisdiction in which either Borrower is located, (C) in the case of a Lender (including such a Lender when acting in the capacity of L/C Issuer) organized under the laws of a jurisdiction outside the United States, any United States withholding tax that is required to be imposed on amounts payable to such Lender (including such a Lender when acting in the capacity of L/C Issuer) pursuant to applicable laws in force at the time such Lender becomes a party hereto (or designates a new Applicable Lending Office), (D) as provided in Section 2.15(g), (E) any tax imposed by Sections 1471-1474 of the Code, (F) United Kingdom withholding Taxes except to the extent such United Kingdom withholding Taxes would not have been imposed but for a change, after the date such Lender or the Administrative Agent (as the case may be) becomes a party hereto, in United Kingdom tax law or officially published HM Revenue & Customs practice or an amendment or revocation, after the date such Lender or the Administrative Agent (as the case may be) becomes a party hereto, of an applicable United Kingdom income tax treaty with Austria, Denmark, Finland, France, Germany, Ireland, Iceland, Luxembourg, Netherlands, Norway, Sweden, Switzerland or the United States, and (G) United Kingdom Taxes imposed as a result of the failure of HM Revenue & Customs to approve, on or before a payment of interest to a Lender hereunder, a claim by such Lender for exemption from such United Kingdom Taxes, where such failure is due to such Lender’s failure to submit a validly completed and executed Treaty Form within a reasonable time after such Lender would have been allowed to submit such Treaty Form, it being understood that after any such approval by HM Revenue & Customs of such Lender’s claim for exemption, such United Kingdom Taxes with respect to such Lender shall not be excluded from the application of this Section 2.15(a) (any non-excluded Taxes hereinafter referred to as “Indemnifiable Taxes”). If either Borrower shall be required by law to deduct any Indemnifiable Taxes from or in respect of any sum payable hereunder, under any Note issued hereunder or under any other Loan Document to any Lender, the L/C Issuer or the Administrative Agent or, if the Administrative Agent shall be required by law to deduct any Indemnifiable Taxes from or in respect of any sum paid or payable hereunder, under any Note or under any other Loan Document to any Lender or the L/C Issuer, (i) the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnifiable Taxes (including deductions for Indemnifiable Taxes, whether by such Borrower or the Administrative Agent, applicable to additional sums payable under this Section 2.15) such Lender, the L/C Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall make such deductions and (iii) such Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) In addition, the Borrowers shall timely pay in accordance with applicable laws any present or future stamp or documentary taxes or any other excise (other than income) or property taxes, charges or similar levies that arise from any payment made hereunder, under the Notes or under any other Loan Document or from the execution, delivery or registration of, or performing under this Agreement, the Notes, any other Loan Document or any document to be furnished under or in connection with any thereof or any modification or amendment in respect of this Agreement, the Notes or any other Loan Document (hereinafter referred to as “Other Taxes”); provided that for the avoidance of doubt, the Taxes imposed by Sections 1471-1474 of the Code shall not be treated as Other Taxes.
     (c) The Borrowers shall indemnify each Lender, the L/C Issuer and the Administrative Agent for the full amount of Indemnifiable Taxes or Other Taxes imposed on or paid by such Lender, the L/C Issuer or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, the L/C Issuer or the Administrative Agent (as the case may be) makes written demand therefor.
     (d) Within 30 days after the date of any payment of Indemnifiable Taxes under Section 2.15(a) by the Borrowers, the Borrower Agent shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such receipt is received by the Borrowers, or other written proof of payment reasonably satisfactory to the Administrative Agent showing payment thereof. In the case of any payment hereunder or under the Notes issued hereunder by or on behalf of a Borrower organized under the laws of the United Kingdom through an account or branch outside the United Kingdom or by or on behalf of the Borrower by a payor that is not a United Kingdom person, if the Borrower determines that no Indemnifiable Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Indemnifiable Taxes.
     (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower Agent shall provide each of the Administrative Agent and the Borrower Agent with (i) two original Internal Revenue Service Form W-8BEN, W-8ECI, or W-8IMY as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States withholding tax and (ii) to the extent that any such form or other certification becomes obsolete with respect to any Lender, such Lender shall, upon the written request of the Borrower Agent to such Lender and the Administrative Agent, promptly provide either an updated or successor form or certification to the Borrower Agent and the Administrative Agent unless, in each case, any change in treaty, law or regulation has occurred after the date such Lender becomes a party hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower Agent and the Administrative Agent. Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower Agent and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the

Borrower Agent or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (f) Each Lender shall (i) as soon as reasonably practicable following the date it becomes a party hereto, submit to its Relevant Taxing Authority a validly completed Treaty Form (or successor Treaty Form thereto) claiming exemption from United Kingdom withholding Tax on interest, or (ii)(A) on or before the date it becomes a party hereto, furnish to the Borrower, with a copy to the Administrative Agent, a certificate substantially in the form of Exhibit I (a “U.K. Tax Compliance Certificate”) certifying that such Lender (1) is a “bank” within the meaning of Section 879 of the Income Tax Act 2007 of the United Kingdom and (2) is within the charge to corporation tax in the United Kingdom with respect to payment hereunder and (B) agree, upon reasonable request by the Borrower, to provide to the Borrower and the Administrative Agent, to the extent it is legally entitled to do so, such other forms as may be required by law in order to establish the legal entitlement of such Lender to an exemption from United Kingdom withholding Tax with respect to payments under this Agreement and the Notes issued hereunder, unless, in each case, any change in treaty, law or regulation has occurred after the date such Lender becomes a party hereunder which renders any such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.
     (g) For any period with respect to which a Lender has failed to provide the Borrower Agent with the appropriate form described in Section 2.15(e) (other than if the Borrower Agent has failed to timely request with reasonable notice any appropriate renewal, successor or other form or if any such form otherwise is not required under subsection (e) or (f)), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Indemnifiable Taxes imposed by the United Kingdom or the United States by reason of such failure; provided, however, that should a Lender become subject to Indemnifiable Taxes or United Kingdom or United States withholding Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Indemnifiable Taxes or United Kingdom or United States withholding Taxes.
     (h) If a condition or an event occurs which would, or would upon the passage of time or giving notice, result in the payment of any additional amounts pursuant to this Section 2.15, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office and the L/C Issuer agrees to use its reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a change or assignment would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender or the L/C Issuer, be otherwise disadvantageous to such Lender or the L/C Issuer.
     (i) If the Administrative Agent, the L/C Issuer or any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Indemnifiable Taxes or Other Taxes as to which indemnification has been paid by the Borrowers pursuant to Section 2.15(a) or (c), it shall promptly remit such refund to the Borrowers, net of all out-of-pocket expenses of the Administrative Agent, the L/C Issuer or such Lender; provided, however, that the Borrowers upon the request of the Administrative Agent, the L/C Issuer or such Lender, agree promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. The Administrative Agent, the L/C Issuer or such Lender shall provide the Borrower Agent with a copy of any notice or assessment from the relevant taxing authority (deleting any confidential information contained therein) requiring the repayment of such refund. Nothing contained herein shall impose an obligation on the Administrative Agent, the L/C Issuer or any Lender to apply for any refund or to disclose to any party any information regarding their proprietary information regarding tax affairs and computations. If the Borrowers determine in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Lender, the L/C Issuer or the Administrative Agent, as applicable, to the extent permitted by law, rule or regulation, shall reasonably cooperate with the Borrowers in challenging such Taxes at the Borrowers’ expense if so requested by the Borrower Agent in writing. If any Indemnifiable Taxes or Other Taxes are imposed that result in an indemnification or payment obligation on any Borrower, such Borrower shall be entitled to challenge or dispute the imposition of such Indemnifiable Taxes or Other Taxes with the applicable taxing authority in an appropriate proceeding diligently conducted, and such Borrower shall be permitted to control such proceeding, including as to settlement.
     (j) If a Lender changes its Applicable Lending Office or the L/C Issuer assigns its rights and obligations hereunder to another of its offices, branches or affiliates (other than pursuant to subsection (g) above or Section 2.12 or 2.13) and the effect of such change, as of the date of such change, would be to cause the Borrowers to become obligated to pay any additional amounts under this Section 2.15, the Borrowers shall not be obligated to pay such additional amount.
     (k) A certificate of a Lender or the L/C Issuer setting forth such amount or amounts as shall be necessary to compensate such Lender or the L/C Issuer specified in Section 2.15(a), (b), or (c) above, as the case may be, and identifying with reasonable specificity the basis for calculation of such amount or amounts, shall be delivered to the Borrower Agent and the Administrative Agent and shall be conclusive absent manifest error.
     (l) The obligations of a Lender and the L/C Issuer under this Section 2.15 shall survive the termination of this Agreement and the payment of the Advances and all other Obligations hereunder.
     Section 2.16 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.12, 2.15 or 8.04(c)), or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances (and subparticipations in L/C Obligations and Swing Line Loans) owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. Notwithstanding the foregoing, the provisions of this Section shall not be construed to apply to (x) any payment that is in excess of such Lender’s ratable share made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including those provisions providing for the application of funds when a Defaulting Lender exists) or (y) the application of Cash Collateral or other credit support (and proceeds thereof) in respect of obligations relating to Letters of Credit or Swing Line Loans (including related Lender participation obligations) provided for in 2.18.
     Section 2.17 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrowers agree that they shall use such proceeds) solely (i) for working capital, capital expenditures, and for other lawful purposes (including, without limitation, to provide liquidity support for commercial paper issued by the Borrowers, acquisition financing and repurchases of equity, Existing Debt or other Debt of the Parent and its Subsidiaries to the extent not prohibited by this Agreement), and (ii) to repay in full all amounts outstanding under the Existing Credit Agreement.
     Section 2.18 Cash Collateral and Other Credit Support.
     (a) Certain Credit Support Events.
     (i) Upon the request of the Administrative Agent or the L/C Issuer (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (C) if the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit, the Borrowers shall, in the case of clause (A) and (B) above, promptly Cash Collateralize 100% of the then Outstanding Amount of all L/C Obligations, and in the case of clause (C) above, promptly Cash Collateralize 100% of such excess.
     (ii) At any time (A) a Defaulting Lender exists, (B)(1) the Borrower Agent requests a Letter of Credit or a Swing Line Loan or (2) a Letter of Credit or a Swing Line Loan is outstanding, and (C) the Pro Rata Share Percentages of each non-Defaulting Lender can not fully be adjusted as set forth in Section 8.16(a)(iv), then the Administrative Agent and the L/C Issuer or Swing Line Lender, as applicable, may, in their sole discretion, require that the Borrowers enter into arrangements satisfactory to the Administrative Agent and the L/C Issuer or the Swing Line Lender, as applicable, for the delivery of Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 8.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). With respect to the circumstances described in clause (B)(1) above, such arrangements shall be a condition to the Advance of such

Swing Line Loan or the issuance of such Letter of Credit. With respect to the circumstances described in clause (B)(2) above, such arrangements shall be made no later than five (5) Business Days after written notice to the Borrower Agent from the Administrative Agent, the L/C Issuer or the Swing Line Lender that the circumstances in clause (A) and (C) above exist, unless the Borrowers (x) have replaced such Defaulting Lender prior to such time in accordance with the terms of this Agreement or (y) in the case of a Swing Line Loan, have otherwise repaid such Swing Line Loan, or (z) in the case of a Letter of Credit, have otherwise caused such Letter of Credit to be terminated or replaced.
     (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrowers, and to the extent provided by any Defaulting Lender, such Lender, agree that to the extent any Cash Collateral is provided to the Administrative Agent under any of this Section 2.18 or Sections 2.03, 2.11, 6.02 or 8.16, the Borrowers or such Lender, as applicable, will at such time grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), a first priority security interest in all such Cash Collateral (including all deposit accounts and all balances therein, all other property so provided as collateral pursuant hereto, and all proceeds of the foregoing) pursuant to a security agreement and a Cash Collateral account control agreement, in each case, to be mutually agreed and entered into between the Borrowers, or the Defaulting Lender, as the case may be, and the Administrative Agent, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.18(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
     (c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.18 or Sections 2.03, 2.11, 6.02 or 8.16 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
     (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 8.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.18 may be otherwise applied in accordance with Section 6.02), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
     (e) Claims against Defaulting Lenders. No action taken, permitted to be taken or omitted to be taken by the Borrowers, the Administrative Agent, the Swing Line Lender or any Lender under this Section 2.18 or any of the other terms or provisions of this Agreement shall constitute or be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Swing Line Lender or any other Lender may have against a Defaulting Lender for its failure to comply with any of the terms or provisions of this Agreement.
     Section 2.19 Joint and Several Liability. Notwithstanding any other provision of this Agreement, each Borrower shall be jointly and severally liable as a primary obligor, and not merely as surety, for any and all Obligations now or hereafter owed by either Borrower to the Administrative Agent, the L/C Issuer and the Lenders, whether voluntary or involuntary and however arising, whether direct or acquired by any Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether either Borrower may be liable individually or jointly with others, or whether recovery upon such Obligations may be or hereafter become barred by any statute of limitations, or whether such Obligations may be or hereafter become otherwise unenforceable (such Obligations, the “Borrowers’ Liabilities”). Moreover, for valuable consideration, each Borrower unconditionally guarantees and promises to pay to Administrative Agent, on behalf of itself and the Lenders, as and when due, in lawful money of the United States, any and all of the Borrowers’ Liabilities. Notwithstanding the foregoing, the liability of each Borrower individually with respect to its Borrowers’ Liabilities shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
     (a) The guaranty of each Borrower hereunder shall be a continuing guaranty relating to any Borrowers’ Liabilities, including those arising under successive transactions which shall either continue Obligations or from time to time renew any Obligations after such Obligations shall have been satisfied. Any payment by either Borrower shall not reduce the Borrowers’ maximum obligation hereunder. The guaranty of each Borrower hereunder is a guaranty of payment and not of collection.
     (b) The Obligations of each Borrower are independent, and a separate action or actions may be brought and prosecuted against one Borrower whether action is brought against the other Borrower or whether the other Borrower is joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting its liability hereunder.
     (c) Each Borrower agrees that neither the Administrative Agent nor any Lender shall have any responsibility to inquire into the apportionment, allocation or disposition of the proceeds of any Credit Extension as between the Borrowers, and acknowledges that its liability hereunder shall not be reduced or diminished by such Borrower, the Administrative Agent or the other Borrower giving or receiving of notices and other communications, making requests for, or effecting conversions or continuations of, Loans or Letters of Credit, executing and delivering certificates, or receiving or allocating disbursements from the Lenders. Each Borrower acknowledges that the handling of any Advances, Letters of Credit or other Obligations made hereunder or under any other Loan Document on a joint borrowing basis as set forth in this Agreement is solely an accommodation to the Borrowers and is done at their request. Each Borrower agrees that no Lender nor the Administrative Agent nor the L/C Issuer shall incur any liability to such Borrower as a result of such accommodation.
     (d) Each Borrower represents and warrants to the Administrative Agent and the Lenders that the request for any joint handling of any Advances, Letters of Credit or other Obligations made hereunder or under any other Loan Document was made because the Borrowers are engaged in related operations and are interdependent. Each Borrower expects to derive benefit, directly or indirectly, from the availability of each Advance, Letter of Credit or other Obligation because the successful operation of each Borrower is dependent on the continued successful performance of the functions of the Borrowers as a group.
     (e) Each Borrower represents and warrants to the Administrative Agent and the Lenders that (i) it has established adequate means of obtaining from the other Borrower on a continuing basis financial and other information pertaining to the business, operations and condition (financial and otherwise) of the other Borrower and its respective property, and (ii) it now is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of the other Borrower, and its property. Each Borrower hereby waives and relinquishes any duty on the part of the Administrative Agent to disclose to such Borrower any matter, fact or thing relating to the business, operations or condition (financial or otherwise) of the other Borrower, or the property of the other Borrower, whether now or hereafter known by the Administrative Agent or any Lender during the term of this Agreement.
     (f) Each Borrower expressly waives any right to require the Administrative Agent and the Lenders to marshal assets in favor of either Borrower or any other Person or to proceed against the other Borrower or any other Person or any collateral provided by the other Borrower or any other Person, and agrees that the Administrative Agent and the Lenders may proceed against either Borrower and/or collateral in such order as they shall determine in their sole and absolute discretion. The Administrative Agent and the Lenders may file a separate action or actions against either Borrower, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions. Each Borrower agrees that the Administrative Agent and the Lenders and the other Borrower may deal with each other in connection with the Obligations, the Borrowers’ Liabilities or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the obligations of such Borrower under the Loan Documents.
     (g) Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of the other Borrower, any Guarantor or any other Person with respect to any Obligations, (ii) the unenforceability or invalidity as to the other Borrower, any Guarantor or any other Person of the Obligations, (iii) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (iv) the cessation for any cause whatsoever of the liability of either Borrower, any Guarantor or any other Person (other than by reason of the full payment and performance of all Obligations), (v) to the extent permitted by law, any failure of the Administrative Agent and the Lenders to give notice of sale or other disposition to either Borrower, any Guarantor or any other Person or any defect in any notice that may be given in connection with any sale or disposition, (vi) to the extent permitted by law, any failure of the Administrative Agent and the Lenders to comply with applicable laws in connection with the sale or other disposition of any collateral or other security for any Obligation, including without limitation any failure of the Administrative Agent and the Lenders to conduct a commercially reasonable sale or other disposition of any collateral or other security for any obligation, (vii) any act or omission of the Administrative Agent and the Lenders, that directly or indirectly results in or aids the discharge or release of either Borrower or any Guarantor or the Obligations or any other security or guaranty therefor by operation of law or otherwise, (viii) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (ix) any failure of the Administrative Agent and the Lenders to file or enforce a claim in any bankruptcy or other proceeding with respect to the other Borrower, any Guarantor or any other Person, (x) the election by the Administrative Agent and the Lenders, in any bankruptcy proceeding of the other Borrower or any Guarantor, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (xi) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code in connection with the bankruptcy of the other Borrower or any Guarantor, (xii) any use of cash collateral under Section 363 of the United States Bankruptcy Code, or (xiii) any agreement or stipulation with the other Borrower or any Guarantor with respect to the provision of adequate protection in any bankruptcy proceeding of any Person.
     (h) Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which either Borrower is a party, each Borrower hereby waives, so long as any Lender shall have any Commitment hereunder, any Advance or other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit or other L/C Obligation shall remain outstanding, with respect to the other Borrower and its successors and assigns (including any surety) and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which either Borrower may have or hereafter acquire against the other Borrower or any other Person in connection with or as a result of the execution, delivery and/or performance of this Agreement or any other Loan Document. Each Borrower agrees that, so long as any Lender shall have any Commitment hereunder, any Advance or other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit or other L/C Obligation shall remain outstanding, it shall not have or assert any such rights against the other Borrower or its successors and assigns or any other party (including any surety), either directly or as an attempted setoff to any action commenced against either Borrower by the other Borrower (as borrower or in any other capacity) or any other party. Each Borrower hereby acknowledges and agrees that this waiver is intended to benefit the Administrative Agent and the Lenders and shall not limit or otherwise affect Borrowers’ liability hereunder, under any other Loan Document to which either Borrower is a party, or the enforceability hereof or thereof.

     (i) Any obligations of either Borrower or any Guarantor to the other Borrower, now or hereafter existing, including but not limited to any obligations to a Borrower or a Guarantor as subrogee of the Administrative Agent and the Lenders or resulting from a Borrower’s performance under this guaranty, are hereby subordinated to the Borrowers’ Liabilities. Such obligations of a Borrower or a Guarantor to the other Borrower, if the Administrative Agent so requests, shall be enforced, and performance received by such Borrower or such Guarantor as trustee for the Administrative Agent and the Lenders, and the proceeds thereof shall be paid over to the Administrative Agent for the benefit of the Administrative Agent and the Lenders on account of the Obligations of the Borrowers to the Administrative Agent and the Lenders, but without reducing or affecting in any manner the liability of either Borrower under the other provisions of the guaranty contained herein.
     (j) Each Borrower irrevocably appoints IVZ (the “Borrower Agent”) as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of all notices (including any Notice of Borrowing) and any Issuer Document, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, (iii) the receipt of the proceeds of any Advances made by the Lenders to either Borrower hereunder, and (iv) for receiving service of process. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by either or each Borrower acting singly, shall be valid and effective if given or taken only by the Borrower Agent, whether or not either Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication received from the Borrower Agent in accordance with the terms of this Agreement or any other Loan Document shall be deemed to have been received from each Borrower (to the extent delivery by such Borrower is required by or appropriate under the terms of this Agreement). Any notice, demand, consent, acknowledgement, direction, certification or other communication required to be delivered by any Lender, the Administrative Agent or the L/C Issuer to either Borrower, or the Borrowers collectively, shall be deemed to have been so delivered if delivered to the Borrower Agent, and any proceeds of any Advances made by the Lenders to be made available to either Borrower shall be deemed to have been made available to such Borrower if made available to the Borrower Agent.
     (k) Notwithstanding anything to the contrary contained herein, to the extent this Agreement requires payment of an amount by “each Borrower”, “the Borrowers” or “a Borrower”, such payment shall be made by the Borrowers, jointly and severally, without duplication.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
     Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) that the following conditions precedent have been satisfied:

     (a) The Borrowers shall have paid all fees and expenses of the Administrative Agent, the L/C Issuer and the Lenders payable hereunder and accrued as of the Effective Date (including the accrued fees and expenses of counsel to the Administrative Agent).
     (b) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower Agent, dated the Effective Date, stating that:
     (i) The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Effective Date, and
     (ii) No event has occurred and is continuing that constitutes a Default.
     (c) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:
     (i) Executed counterparts of this Agreement from all parties hereto.
     (ii) If requested by a Lender, a Note payable to the order of such Lender, in a principal amount equal to each such Lender’s Commitment.
     (iii) Certified copies of the resolutions of the Board of Directors (or committee thereof) of each Borrower and each other Loan Party approving this Agreement, the Notes and each Guaranty to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement, the Notes and each Guaranty.
     (iv) A certificate of the Director, Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and the other documents to be delivered hereunder.
     (v) A Subsidiary Guaranty executed by each Subsidiary Guarantor, and the Parent Guaranty duly executed by the Parent.
     (vi) An opinion of Alston & Bird LLP, counsel for the Borrowers and certain other Loan Parties, in substantially the form of Exhibit E attached hereto.
     (vii) An opinion of Linklaters, English counsel for IHCL, in substantially the form of Exhibit F attached hereto and to such other matters as any Lender through the Administrative Agent may reasonably request.
     (viii) An opinion of APPLEBY, Bermuda counsel for the Parent, in substantially the form of Exhibit G attached hereto and to such other matters as any Lender through the Administrative Agent may reasonably request.

     (ix) An acceptance of the appointment of the Process Agent (as such term is defined in Section 8.12) for each of the Parent and IHCL.
     (x) A certificate signed by the chief financial officer of IHCL certifying the current Debt Ratings.
     (d) All amounts outstanding, if any, under the Existing Credit Agreement shall have been paid, and the Existing Credit Agreement shall have been terminated (including termination of all commitments thereunder) in writing satisfactory to the Administrative Agent.
     (e) The Administrative Agent shall have received (i) the Consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ended March 31, 2010 and (ii) the financial projections of the Parent and its Subsidiaries on a Consolidated basis for the fiscal years ended 2010, 2011, 2012, 2013 and 2014, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
     Section 3.02 Conditions Precedent to Each Borrowing and Each L/C Credit Extension. The obligation of each Lender to make an Advance on the occasion of each Borrowing and the obligation of the L/C Issuer to make an L/C Credit Extension shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or date of such L/C Credit Extension the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrowers of the proceeds of such Borrowing or the issuance of such Letter of Credit, as applicable, shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing or the date of such L/C Credit Extension, such statements are true):
     (a) the representations and warranties contained in Section 4.01 (excluding, in the case of Borrowings, clauses (g) and (i)(i) of Section 4.01) are correct in all material respects on and as of the date of such date, before and after giving effect to such Borrowing or such Letter of Credit Extension and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been correct in all material respects on and as of such earlier date (other than in the case of the representations and warranties made in Section 4.01(d), which shall be correct in all material respects on and as of such date of Borrowing or date of L/C Credit Extension as though made on and as of such date, without regard to any earlier date referenced therein);
     (b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom or such L/C Credit Extension that constitutes a Default; and
     (c) the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, in accordance with the requirements hereof.
     Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrowers, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders and the Borrowers of the occurrence of the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.01 Representations and Warranties of the Parent and the Borrowers. Each of the Parent and each Borrower represents and warrants as follows:
     (a) Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where failure to possess such power or authority is not reasonably likely to have a Material Adverse Effect.
     (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the Effective Date, showing as of such date (as to each such Subsidiary) the jurisdiction of its incorporation or organization and identifying, as of the Effective Date, each Subsidiary that is a Material Subsidiary. All of the outstanding capital stock of all such Subsidiaries owned by a Loan Party or a Subsidiary of a Loan Party has been validly issued, is fully paid and non-assessable and, other than directors’ qualifying shares, is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens (other than Permitted Liens). Each such Subsidiary (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where failure to possess such power or authority is not reasonably likely to have a Material Adverse Effect.
     (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the incurrence of the obligations provided for herein and therein, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or bylaws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except as otherwise provided for under this Agreement, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.
     (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or (ii) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents as of Effective Date, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d), all of which have been duly obtained, taken, given or made and are in full force and effect.
     (e) This Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except as the same may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.
     (f) The Consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at December 31, 2009, and the related Consolidated and consolidating statements of income and Consolidated statement of cash flows of the Parent and its Subsidiaries for the fiscal year then ended, and the Consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at March 31, 2010, and the related Consolidated and consolidating statements of income and Consolidated statement of cash flows of the Parent and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Parent, copies of which have been furnished to each Lender in accordance with Section 5.01(j) of the Existing Credit Agreement, fairly present, subject, in the case of said balance sheets as at March 31, 2010, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated and consolidating financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated and consolidating results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis.
     (g) Since December 31, 2009, there has been no Material Adverse Change.

     (h) No written information, exhibit or report furnished by any Loan Party to any Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made.
     (i) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or, to the knowledge of the Loan Parties, after commercially reasonable diligence, any of its Subsidiaries pending or, to the knowledge of the Loan Parties, after commercially reasonable diligence, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect as of the Effective Date (other than the matters described on Schedule 4.01(i) hereto (the “Disclosed Litigation”)) and there has been no change or other development in the Disclosed Litigation which is reasonably likely to result in a Material Adverse Change, or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.
     (j) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (of either Borrower, of the Borrowers collectively, or of the Borrowers and their Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(c) or subject to any restriction contained in any agreement or instrument between a Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the making of any Advance nor the use of proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     (k) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.
     (l) No Plan is “at risk” as defined in Section 430(i)(4) of the Internal Revenue Code.
     (m) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur (i) any liability under Section 4064 or 4069 of ERISA or (ii) any Withdrawal Liability to any Multiemployer Plan that in either event has resulted or would be reasonably likely to result in a Material Adverse Effect.
     (n) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of any Loan Party or any ERISA Affiliate, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
     (o) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except (i) where failure to file such tax returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect or (ii) for such taxes that are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP.
     (p) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or a company “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (except that for purposes of this sentence, the term “Subsidiary” shall not include any “investment company” a majority of which is owned by a Loan Party or one of its Affiliates as a result of the initial seed capital contributed by such Loan Party or such Affiliate to such “investment company” for its shares). Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
     (q) Each Subsidiary of the Parent engaged in advisory or management activities, if any, is duly registered as an investment adviser as and to the extent required under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder. Each Subsidiary of the Parent engaged in the broker-dealer business, if any, is duly registered as a broker-dealer as and to the extent required under the Exchange Act, as amended, and the rules and regulations promulgated thereunder and, as and to the extent required is a member in good standing of the Financial Institutions Regulatory Authority, Inc.
     (r) As of the Effective Date, neither the Parent nor any of its Subsidiaries is in default and no waiver of default is in effect with respect to the payment of any principal or interest of any Existing Debt for borrowed money.
     (s) Each Loan Party is, individually and together with its Subsidiaries, Solvent.
ARTICLE V
COVENANTS OF THE BORROWER
     Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit or other L/C Obligation shall remain outstanding (except any Letters of Credit or L/C Obligations that remain outstanding after the Commitments have been terminated for which Cash Collateral has been provided), each of the Parent and each Borrower will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include (to the extent applicable), without limitation, compliance with the Investment Company Act of 1940, Investment Advisers Act of 1940, as amended, ERISA and Environmental Laws, except where the failure to do so would not, and would not be reasonably expected to, have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property, except to the extent that any failure to do so would not, and would not be reasonably expected to, have a Material Adverse Effect; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
     (c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, registrations, privileges and franchises; provided, however, the Parent and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b); and provided further that (i) no Subsidiary of the Parent other than a Loan Party shall be required to maintain its existence and (ii) neither the Parent nor any of its Subsidiaries shall be required to preserve or maintain any legal structure, right, permit, license, approval, registration, privilege or franchise, unless, in any such case with respect to (i) or (ii) above, the failure to do so would, or would be reasonably expected to, (A) have a Material Adverse Effect or (B) release any Loan Party from its obligations under any Loan Document.
     (d) Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, all of which shall be at the expense of the Borrowers upon and during the continuance of an Event of Default.
     (e) Keeping of Books. Keep, and cause each of its Significant Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Significant Subsidiary in accordance with GAAP applicable to such Person in effect from time to time.
     (f) New Material Subsidiaries. Promptly and in any event within 30 days following the request of the Required Lenders made after either (i) the organization or acquisition of any new Material Subsidiary or (ii) the delivery of audited annual financial statements pursuant to Section 5.01(h) that indicate that a Subsidiary of the Parent that is not at such time a Guarantor is a Material Subsidiary, cause such Material Subsidiary to execute and deliver a joinder agreement to the Subsidiary Guaranty in form and substance reasonably satisfactory to the Administrative Agent, together with such documents as the Required Lenders may request evidencing corporate action taken to authorize such execution and delivery and the incumbency and signatures of officers of such Material Subsidiary, provided that a Material Subsidiary shall not be required to become a Guarantor if (A) a guaranty by such Material Subsidiary would result in materially adverse tax consequences to the Parent and its Subsidiaries or shareholders of the Parent or (B) a guaranty by such Material Subsidiary is prohibited or limited by regulatory requirements or applicable law.
     (g) Use of Proceeds. Use the proceeds of the Advances solely as provided in Section 2.17 and otherwise in accordance with the terms hereof.
     (h) Reporting Requirements. Furnish to the Administrative Agent and the Lenders:

     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, a copy of the Form 10-Q filed with the Securities and Exchange Commission for such quarter for the Parent and its Subsidiaries, containing a Consolidated and, consistent with past practice, consolidating balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated and, consistent with past practice, consolidating statements of income and Consolidated cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Parent as having been prepared in accordance with GAAP and a Compliance Certificate of the chief financial officer of the Parent as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.03(a) and (b);
     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the Form 10-K filed with the Securities and Exchange Commission for such year for the Parent and its Subsidiaries, containing a Consolidated balance sheet of the Parent and its Subsidiaries and, consistent with past practice, consolidating balance sheets of the Parent and its Subsidiaries as of the end of such fiscal year and a Consolidated and, consistent with past practice, a consolidating statement of income and Consolidated cash flows of the Parent and its Subsidiaries for such fiscal year, in each case accompanied by (i) a report and opinion as to such Consolidated financial statements by Ernst & Young LLP or other independent public accountants approved by the audit committee of the Parent’s board of directors and, if other than Deloitte & Touche LLP, KPMG LLP, or PricewaterhouseCoopers LLP, reasonably acceptable to the Required Lenders (the “Auditor”), which report and opinion shall be prepared in accordance with applicable audit standards, and which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) a Compliance Certificate of the chief financial officer of the Parent as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.03(a) and (b);
     (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Parent setting forth details of such Default and the action that the Parent has taken and proposes to take with respect thereto;
     (iv) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Parent or any of its Subsidiaries of the type described in Section 4.01(i);
     (v) (A) promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that (1) any ERISA Event has occurred which could result in a material liability of any Loan Party or any ERISA Affiliate, or (2) any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur a material liability under Section 4064 or 4069 of ERISA, a statement of the chief financial officer of the Borrowers describing such ERISA Event and the circumstances giving rise to, and the amount of such liability and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) within two Business Days of the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;
     (vi) promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (vii) promptly upon request from the Administrative Agent or any Lender, copies of each Schedule SB (Single Employer Defined Benefit Plan Actuarial Information) to the annual report (Form 5500 Series) required to be filed with respect to each Plan whose funding target attainment percentage (as defined in Section 302(d)(2) of ERISA) is less than 100%;
     (viii) promptly and in any event within 20 days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition on any Loan Party or any ERISA Affiliate of Withdrawal Liability in a material amount by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by any Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B);
     (ix) promptly and in any event within five Business Days after the organization or acquisition of any Material Subsidiary, notice of such event;
     (x) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (xi) promptly, of any announcement by Moody’s or S&P of any change in a Debt Rating or outlook; and
     (xii) such other information respecting the Parent or any of its Subsidiaries as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 5.01(h)(i) or (ii) may be delivered electronically by e-mailing such information to an e-mail address of the Administrative Agent as specified to the Borrowers by the Administrative Agent from time to time. The Administrative Agent shall promptly post such documents on the Borrowers’ behalf onto the Platform. Such information shall be deemed to have been delivered to the Lenders on the date such documents are posted to the Platform. In addition, such documents may be delivered by posting the documents on the Parent’s website on the Internet, and if so delivered, shall be deemed to have been delivered on the date on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 8.02; provided that the Parent shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide copies of the Compliance Certificate required by Section 5.01(h)(i) and (ii) to the Administrative Agent by facsimile or electronic mail. Except for such Compliance Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Parent and the Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer information provided by or on behalf of the Parent and/or the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to either Borrower or its securities) (each, a “Public Lender”). Each of the Parent and the Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Parent and the Borrowers shall be deemed to have authorized the Administrative Agent, each Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent and each Borrowers or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and each Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit or other L/C Obligation shall remain outstanding (except for any Letters of Credit or L/C Obligations that remain outstanding after the Commitments have been terminated for which Cash Collateral has been provided), neither the Parent nor either Borrower will at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:
     (i) Permitted Liens;
     (ii) Liens granted pursuant to any Loan Document;
     (iii) Liens on deposit accounts of the Parent and its Subsidiaries in respect of their cash pooling operations;
     (iv) purchase money Liens upon or in real property or equipment acquired or held by the Parent or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property); provided, however, that no such Lien shall extend to or cover any properties of any character other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) and clause (v) below shall not exceed $100,000,000 at any time outstanding;
     (v) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Parent or any Subsidiary of the Parent or becomes a Subsidiary of the Parent; provided that such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Parent or such Subsidiary or acquired by the Parent or such Subsidiary; provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (v) and clause (iv) above shall not exceed $100,000,000 at any time outstanding;
     (vi) Liens arising pursuant to one or more securitization programs permitted pursuant to Section 5.02(c)(ii);
     (vii) the replacement, extension or renewal of any Lien permitted by clauses (iv) and (v) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or addition of any direct or contingent obligor) of the Debt secured thereby;
     (viii) Liens existing as of the Effective Date as described on Schedule 5.02(a);
     (ix) Liens which are floating charges under English law in the form of an “industry standard” granted by Invesco Perpetual Life Limited (“IPLL”) on its revolving business assets (without attaching to any particular asset until the floating charge crystallises on insolvency events which will result in steps being taken to make payment of a dividend to creditors or where the reinsurance creditor reasonably considers this may happen) to reinsurance creditors to support the obligations of IPLL thereto under reinsurance contracts and limited in the amount secured to the amount which would have been recoverable had the secured amount been an unsecured debt owed to a direct policy holder of IPLL;
     (x) Liens to secure Subsidiary Non-Recourse Debt, provided that no such Lien shall extend to or cover any properties or assets other than the property or assets being acquired with such Subsidiary Non-Recourse Debt and proceeds thereof; and
     (xi) Liens on assets sold and leased back pursuant to sale and leaseback transactions permitted by Section 5.02(c)(vii).
     (b) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that
     (i) Parent or any Subsidiary of the Parent may merge or consolidate with any other Subsidiary of the Parent;
     (ii) any Subsidiary of the Parent may merge with any other Person, provided that such merger does not result in the loss by the Parent in any fiscal year of business operations or assets which, when aggregated with all other such mergers and all dispositions of assets permitted by Section 5.02(c)(iii) (taking into account the proviso in such Section 5.02(c)(iii)) for such fiscal year, generated more than twenty percent (20%) of the Consolidated operating income of the Parent during the immediately preceding fiscal year of the Parent;
provided, however, that in each case, immediately after giving effect thereto, (A) no event shall occur and be continuing that constitutes a Default, (B) if a Borrower is party to such merger or consolidation, then a Borrower is the surviving corporation or company, as the case may be, and (C) in the case of any merger or consolidation to which a Guarantor, but not a Borrower, is a party, the surviving corporation or company, as the case may be, is a Guarantor;.
     (c) Sales, Etc. of Assets. Sell, lease (as lessor), transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease (as lessor), transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:
     (i) in a transaction authorized by subsection (b) of this Section;
     (ii) the sale or other disposition to a third-party investor by the Parent or any of its Subsidiaries of its rights to receive distribution fees and contingent deferred sales charges pursuant to a securitization program;
     (iii) the Parent and its Subsidiaries may, during any fiscal year of the Parent (the “Test Year”), sell, lease, transfer or otherwise dispose of assets (including equity securities owned by such Persons) which, when aggregated with all other such dispositions and all mergers permitted by Section 5.02(b)(ii) (where such merger resulted in the loss by the Parent or a Subsidiary, as applicable, of business operations or assets)

for such Test Year, generated up to, but not exceeding, twenty percent (20%) of the Consolidated operating income of the Parent during the immediately preceding fiscal year of the Parent; provided, that any determination of compliance with this clause (iii) shall take into account contributions to Consolidated operating income as measured on a pro forma basis for such immediately preceding fiscal year resulting from any acquisition by the Parent or its Subsidiaries of operating assets (or acquisition of equity securities of any Person holding such assets) that occurred during such Test Year or that is anticipated to occur within the twelve (12) month period immediately following the date on which the Parent or its Subsidiary, as applicable, shall have entered into a definitive agreement for such acquisition if such definitive agreement is entered into during such Test Year.
     (iv) any Subsidiary of the Parent (other than a Loan Party) may sell, lease, transfer or otherwise dispose of up to (and including) all or substantially all of its assets to the Parent or any other Subsidiary of the Parent;
     (v) any Guarantor may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any Loan Party or any other Subsidiary of the Parent; provided, that, in the case of any such sale, lease, transfer or other disposition to a Subsidiary that is not a Loan Party, such transferee Subsidiary shall execute and deliver to the Administrative Agent a joinder agreement to the Subsidiary Guaranty, in form and substance reasonably satisfactory to the Administrative Agent, prior to such sale, lease, transfer or other disposition;
     (vi) either Borrower may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to the other Borrower;
     (vii) sales or other dispositions of obsolete equipment and furniture;
     (viii) sales of assets pursuant to sale and leaseback transactions; and
     (ix) the sale, transfer or other disposition of cash, cash equivalents and securities in the ordinary course of business.
     (d) Change in Nature of Business. Make, or permit any of its Significant Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; provided, however, that nothing contained herein shall restrict or limit such Persons from engaging in any business (including by way of investment or acquisition) that is reasonably related, complimentary or ancillary to the businesses of the Parent and its Subsidiaries carried on as of the date hereof.
     (e) Accounting Changes. Make or permit, or permit any of its Significant Subsidiaries to make or permit, any material change in accounting policies or reporting practices, except (i) as required by Securities Laws, the Securities Exchange Commission or GAAP applicable to the Parent or such Significant Subsidiary, (ii) with respect to any Significant Subsidiary, to adopt GAAP, or (iii) any change by a Significant Subsidiary to International Financial Reporting Standards as may be required by applicable regulatory authorities.

     (f) Transactions with Affiliates. Conduct, or permit any of its Subsidiaries to conduct, transactions with any of their Affiliates except in the ordinary course of business of and pursuant to the reasonable requirements of the Parent’s, such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to the Parent, such Borrower or such Subsidiary, as the case may be, than those which would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not apply to
     (i) any transaction (A) between or among the Parent and its Subsidiaries not involving any other Affiliates, (B) with any Special Purpose Subsidiary, and (C) between the Parent or any of its Subsidiaries and their respective employees to make loans to such employees for purposes of exercising stock options of such employees and paying tax liabilities of such employees associated therewith, provided that the total of all such loans shall not exceed $25,000,000 in an aggregate principal amount at any one time outstanding; and
     (ii) transactions between the Parent or any Subsidiary or other “Investment Company” sponsored by the Parent or any Subsidiary or for which the Parent or any Subsidiary provides advisory, administrative, supervisory, management, consulting, underwriting or similar services, that are otherwise permissible under the Investment Company Act of 1940, the Investment Advisers Act of 1940, the applicable management or underwriting contract, and any other applicable law, rule, regulation or order.
     (g) Non-Guarantor Subsidiary Debt. Permit its Subsidiaries, other than a Borrower and Subsidiaries that are Guarantors, collectively to incur Adjusted Debt in excess of $200,000,000 in aggregate principal amount at any one time outstanding; provided, however, that the foregoing restriction shall not apply to any (i) Adjusted Debt of a Subsidiary (including any Person that will be or become a Subsidiary) of the Parent (including any refinancings, amendments or extensions of such Adjusted Debt that do not increase, or provide for the increase of, the aggregate principal amount of such Adjusted Debt) that is incurred or assumed in connection with (A) a transaction that is permitted pursuant to Section 5.02(b) or (B) in connection with the purchase or acquisition of all of the capital stock of, or all or substantially all of the assets of, another Person, (ii) Subsidiary Non-Recourse Debt, and (iii) letters of credit entered into pursuant to and in accordance with regulatory requirements in the ordinary course of such Subsidiary’s unit investment trust business.
     Section 5.03 Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit or other L/C Obligation shall remain outstanding, the Parent will:
     (a) Debt/EBITDA Ratio. Maintain at the end of each fiscal quarter of the Parent a Debt/EBITDA Ratio not greater than the ratio set forth below opposite such fiscal quarter:

Maximum
Debt/EBITDA
Fiscal Quarters Ending	Ratio

Effective Date through December 31, 2011	3.25 to 1.00
Each fiscal quarter ending thereafter	3.00 to 1.00
     (b) Coverage Ratio. Maintain at the end of each fiscal quarter of the Parent a ratio of EBITDA (excluding for purpose of this calculation of EBITDA only that portion of EBITDA attributable to the net income, expenses, losses, charges and gains of each Special Purpose Subsidiary) for the four consecutive fiscal quarters of the Parent ended on or immediately prior to the date of determination to interest payable on, and amortization of debt discount in respect of, Adjusted Debt (excluding from Adjusted Debt for purposes of this Section 5.03(b) (i) Subsidiary Non-Recourse Debt and (ii) so long as the Parent and its Subsidiaries own 100% of the Office Equipment Sale and Leaseback Bonds, liabilities with respect to the Office Equipment Sale and Leaseback Lease, in each case to the extent otherwise included in Adjusted Debt) for such period, of not less than 4.00 to 1.00.
ARTICLE VI
EVENTS OF DEFAULT
     Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Either Borrower shall fail to pay any principal of any Advance or any L/C Obligation when the same becomes due and payable; the Borrowers shall fail to provide any Cash Collateral required by Section 2.03(a)(ii)(B) on or prior to the Letter of Credit Expiration Date; or either Borrower shall fail to pay any interest on any Advance or any L/C Obligation or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
     (b) Any representation or warranty made by the Parent, either Borrower or any Loan Party under any Loan Document or by the Parent or either Borrower (or any of its respective officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
     (c) (i) The Parent or either Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(c), (d) or (h), 5.02 or 5.03, or (ii) the Parent or either Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrowers by the Administrative Agent or any Lender; or
     (d) The Parent or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least

$62,500,000 (or the equivalent thereof in any other currencies) in the aggregate (but excluding Debt outstanding hereunder) of the Parent or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (e) The Parent or any of its Significant Subsidiaries or any Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent or any of its Significant Subsidiaries or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Parent or any of its Significant Subsidiaries or any Guarantor shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
     (f) Any judgment or order for the payment of money in excess of $62,500,000 (or the equivalent thereof in any other currencies) shall be rendered against the Parent or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order in excess of $62,500,000 (or the equivalent thereof in any other currencies) is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such excess amount; or
     (g) Any non-monetary judgment or order shall be rendered against the Parent or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 33% or more of the combined voting power of all Voting Stock of the Parent; or (ii) during the period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved (including approval solely for purposes of satisfying this provision) by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved (including approval solely for purposes of satisfying this provision) by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
     (i) Any ERISA Event shall have occurred with respect to a Plan, or any Loan Party or any ERISA Affiliate shall have incurred or be reasonably expected to incur liability under Section 4064 or 4069 of ERISA, and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates incurred or expected to be incurred with respect to Section 4064 or 4069 of ERISA or related to such ERISA Event) exceeds $31,250,000; or
     (j) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $31,250,000 or requires payments exceeding $6,250,000 per annum; or
     (k) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $31,250,000;
     (l) Any governmental authority or regulatory body shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, enjoins or otherwise restricts the Parent or any of its Subsidiaries in a manner that has a Material Adverse Effect; or

     (m) Any material provision of either Guaranty shall for any reason cease to be valid and binding on any applicable Guarantor or any Guarantor shall so state in writing, but in either case, only if such event could reasonably be expected to have a Material Adverse Effect;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances and the Notes, all the L/C Borrowings, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable and pursue all rights under any Guaranty, whereupon the Advances and the Notes, all the L/C Borrowings, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers and (iii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, require that the Borrowers Cash Collateralize the outstanding Letters of Credit (in an amount equal to 100% of the then Outstanding Amount thereof); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Parent or any Significant Subsidiary or any Guarantor under the bankruptcy code of the United States, or any other liquidation, conservatorship, bankruptcy, reorganization or other similar debtor relief laws of the United States, the United Kingdom or Bermuda, (A) the obligation of each Lender to make Advances and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically be terminated, (B) the Notes, all such interest and all such amounts (including without limitation all L/C Borrowings) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers and (C) the obligation of the Borrowers to Cash Collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     Section 6.02 Application of Funds. After the exercise of remedies provided for in Section 6.01 (or after the Notes and the L/C Borrowings have automatically become immediately due and payable and the outstanding Letters of Credit have automatically been required to be Cash Collateralized as set forth in Section 6.01), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.18 and 8.16, be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on any L/C Borrowings (which have not been funded by L/C Advances) payable only to the L/C Issuer, and interest on any Swing Line Loans payable only to the Swing Line Lender, ratably among the L/C Issuer and the Swing Line Lender in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal on any L/C Borrowings (which have not been funded by L/C Advances) to the L/C Issuer and Swing Line Loans payable only to the Swing Line Lender; ratably among the L/C Issuer and the Swing Line Lender in proportion to the respective amounts described in this clause Fourth payable to them;
     Fifth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on any of the Advances (other than Swing Line Loans) and L/C Advances, payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Fifth held by them;
     Sixth, to payment of that portion of the Obligations constituting unpaid principal on any of the Advances (other than Swing Line Loans) and L/C Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;
     Seventh, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of 100% of the aggregate undrawn amount of outstanding Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 or 2.18.
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.
     Subject to Sections 2.03(c) and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE VII
ADMINISTRATIVE AGENT
     Section 7.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrowers, the Parent nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

     Section 7.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 7.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct, provided, such limitation of liability of the Administrative Agent shall not prohibit or limit any cause of action either Borrower may otherwise have against any Lender. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
     Section 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 7.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section; provided, such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender; (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents; and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     Section 7.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 7.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer.

     Section 7.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel, and all other amounts, due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.05 and 8.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 8.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting any amount owing by a Loan Party to a Lender or the Administrative Agent or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
     Section 7.10 Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary of the Borrowers or a Subsidiary of the Parent as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent at any time, the Lenders shall promptly confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 7.10.

ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by either Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 3.01 without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated), increase any Lenders pro rata share requirement to fund any Advance or participate in any Swing Line Loan or Letter of Credit (other than as set forth in Section 8.16), or require any Lender to make Advances or participate in Letters of Credit in any currency other than Dollars or Sterling, in each case, without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on any Advance or L/C Borrowing, or (subject to clause (iii) of the last proviso to this Section 8.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.08(b) or to waive any obligation of the Borrowers to pay Letter of Credit Fees at rate equal to the Applicable Margin for Eurodollar Rate Advances plus 2% per annum;
     (e) change Section 2.16 or Section 6.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
     (g) except in connection with permitted mergers under Section 5.02(b), permitted asset sales under Section 5.02(c) and other transactions permitted hereunder and in accordance with Section 7.10 hereof, release any Guarantor from its Guaranty (or release any Borrower from its joint and several liability hereunder and under the other Loan Documents) without the written consent of each Lender; or

     (h) change Section 2.03(a)(ii) or change Section 2.03(b)(iii) in a manner that would (1) allow a Letter of Credit to have an expiry date more than twelve (12) months after the date of issuance or last extension, (2) change the conditions for the issuance or extension of a Letter of Credit having an expiry date later than the Letter of Credit Expiration Date, or (3) allow any Auto-Extension Letter of Credit to have an expiry date more than twelve months past the Letter of Credit Expiration Date, in each case, without the consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     Section 8.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrowers, the Parent, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address(es) or telephone number specified for such Person on Schedule 8.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address(es) or telephone number specified for such Lender’s Domestic Lending Office on Schedule I.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder, except for any notice of service of process under Section 8.12 or otherwise which shall be given in writing only as provided by applicable law, may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent, either Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, either Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to either Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrowers, the Parent, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Parent, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Swing Line Loan Notices) that the Administrative Agent or such Lender reasonably believes has been given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice that the Administrative Agent, such Lender or such Related Party reasonably believes has been given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     Section 8.03 No Waiver; Remedies. No failure on the part of any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 8.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or the Notes or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Notes or Letters of Credit.
     (b) Indemnification by the Borrowers. The Borrowers agree to indemnify and hold harmless the Administrative Agent (and each sub-agent thereof), each Lender and the L/C Issuer, each of their respective Affiliates, and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees, charges, disbursements and expenses of counsel for any Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or therein (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), the actual or proposed use of the proceeds of the Advances, or, in the case of the Administrative Agent (and any such sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Borrower or any other Loan Party, its respective directors, shareholders or creditors or an Indemnified Party or any other Person and regardless of whether any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
     (c) Other Costs. If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made (i) by a Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d), 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or (ii) by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.06 as a result of a demand by the Borrowers pursuant to Section 8.11, the Borrowers shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance, less the return such Lender reasonably expects to receive on its redeployment of funds.
     (d) Reimbursement by Lenders. To the extent that either Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share

(determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and without regard to the last sentence in the definition of Pro Rata Share Percentage) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.02(e).
     (e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except as a result of such Indemnified Party’s gross negligence of willful misconduct.
     (f) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
     (g) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section and Sections 2.12 and 2.15 herein shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations.
     Section 8.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of a Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or the Note held by such Lender, whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement, any other Loan Document or such Note and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting

Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender, the L/C Issuer and their respective Affiliates may have.
     Section 8.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender (except by operation of law or to the extent permitted hereunder) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, and (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances and the L/C Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; (B) and in any case not described in subsection b(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and increments of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances and the L/C Advances or the Commitment assigned, except that this clause (ii) shall not apply to rights of the Swing Line Lender in respect of Swing Line Loans;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and in addition:
     (A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire and the Administrative Agent shall further deliver such administrative questionnaire to the Borrowers.
     (v) No Assignment to Certain Persons. No such assignment shall be made to (A) either Borrower, the Parent or any of either Borrower’s or Parent’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

     (vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment by such Lender shall be effective unless and until, in addition to the other conditions thereto set forth herein, the applicable assignor or assignee shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations it may theretofore have as a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15, and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances and L/C Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register the designation, and revocation of designation, of any Lender as a Defaulting Lender of which it has received notice. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, the Parent, the Borrowers or any of the Parent’s or the Borrowers’ respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.15 and 8.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.
     (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Advances pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers and the Lenders, resign as Swing Line Lender. In the event of any such resignation, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor and acceptance of such appointment by the successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     Section 8.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the L/C Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or any credit insurance provider, in each case, relating to either Borrower and its obligations, (g)

with the consent of the Parent or either Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section actually known to or caused by the disclosing party or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or a Borrower.
     For purposes of this Section, “Information” means all information received from the Parent, either Borrower or any Subsidiary of the Parent relating to the Parent, a Borrower or any such Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by the Parent, a Borrower or any such Subsidiary, provided that, in the case of information received from the Parent, a Borrower or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the L/C Issuer and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, a Borrower or a Subsidiary of either thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws with respect to Lenders subject to such laws and only to the extent such laws are applicable to such Lender.
     Section 8.08 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 8.10 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the L/C Issuer and each Lender, regardless of any investigation made by the Administrative Agent, the L/C Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, any Advance or any L/C Credit Extension, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit or L/C Obligation shall remain outstanding.

     Section 8.11 Replacement of Lenders. (i) If any Lender requests compensation under Section 2.12, (ii) if the Borrowers are required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, (iii) if any Lender is, or within fifteen (15) Business Days of such assignment or delegation was, a Defaulting Lender, (iv) if any Lender is unable to make Eurocurrency Rate Advances pursuant to Section 2.13, or (v) if any Lender shall fail to provide any consent, or consent to any waiver or amendment, agreed to by the Required Lenders then the Borrowers may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrowers shall have paid (or cause to be paid) to the Administrative Agent the assignment fee specified in Section 8.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) such assignment does not conflict with applicable laws;
     (e) no Default or Event of Default shall have occurred and be continuing; and
     (f) such parties to the assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and the assignee shall deliver to the Administrative Agent an administrative questionnaire.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     Section 8.12 Jurisdiction, Etc.
     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the Parent and IHCL hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Parent c/o the Borrowers at its offices at 1555 Peachtree Street N.E., Atlanta, Georgia 30309, Attention: General Counsel (the “Process Agent”), and hereby further agrees that the failure of the Process Agent to give any notice of any such service to the Parent or IHCL, as applicable, shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) To the extent that either the Parent or either Borrower has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of the Parent and each Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.
     Section 8.13 Judgment.
     (a) Rate of Exchange. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Notes in another currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase such other currency with Dollars in New York City, New York, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.
     (b) Indemnity. The obligation of the Borrowers in respect of any sum due from it to the Administrative Agent or any Lender hereunder or under any Note shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day next succeeding receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in such other currency, the Administrative Agent or such Lender, as the case may be, may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the Dollars so purchased are less than the sum originally due to the Administrative Agent or such Lender in Dollars, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss, and if the Dollars so purchased exceed the sum originally due to any the Administrative Agent or any

Lender in Dollars, the Administrative Agent or such Lender agrees to remit to the Borrowers such excess.
     Section 8.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 8.15 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the Parent that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     Section 8.16 Defaulting Lenders.
     (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender as provided in Section 8.16(b), to the extent permitted by applicable law:
     (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.01.
     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 8.05), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Advance or L/C Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances or L/C Borrowings were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees. That Defaulting Lender (A) shall not be entitled to receive any facility fee pursuant to Section 2.05(a) except to the extent allocable to the sum of (1) the Outstanding Amount of Advances and L/C Advances funded by it and (2) its Pro Rata Share of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.03, Section 2.04, Section 2.18, or Section 8.16(a)(ii), as applicable, and (B) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h). In the event that any such Defaulting Lender’s participation obligation has not been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, the Borrowers shall (x) be required to pay to each of the L/C Issuer and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (y) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender.

     (iv) Reallocation of Pro Rata Share Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Advances and L/C Advances of that Lender.
     (b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share Percentage (without giving effect to Section 8.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
The Administrative Agent, the L/C Issuer or the Swing Line Lender will promptly notify the Borrowers at the time the Administrative Agent, the L/C Issuer or the Swing Line Lender determines or is otherwise informed of the existence of a Defaulting Lender.
     Section 8.17 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Parent, the Borrowers and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Parent, the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) each of the Parent, the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Parent, the Borrowers and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or Arranger has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender or Arranger has any obligation to disclose any of such interests to the Parent, the Borrowers, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Parent, each Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent or any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     Section 8.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     Section 8.19 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 8.19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the bankruptcy code of the United States or any comparable bankruptcy, insolvency, receivership, reorganization or other debtor relief laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

BORROWERS: INVESCO HOLDING COMPANY LIMITED
By:
Name:
Title:

IVZ, INC.
By:
Name:
Title:

PARENT: INVESCO LTD.
By:
Name:
Title:

CREDIT AGREEMENT
Signature Page

ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

CREDIT AGREEMENT
Signature Page

LENDERS: BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:
Name:
Title:

CREDIT AGREEMENT
Signature Page

CITIBANK
By:
Name:
Title:

CREDIT AGREEMENT
Signature Page

[OTHER LENDERS]
By:
Name:
Title:

CREDIT AGREEMENT
Signature Page

SCHEDULE I
LIST OF APPLICABLE LENDING OFFICES

Name of Initial Lender	Domestic Lending Office		Eurocurrency Lending Office

Bank of America, N.A.	See Schedule 8.02

Citibank N.A.	1615 Brett Road, Building III		1615 Brett Road, Building III
	New Castle, Delaware 19720		New Castle, Delaware 19720
	Attention:	Vince Napoli	Attention:	Vince Napoli
	Telephone:	302-894-6052	Telephone:	302-894-6052
	Facsimile:	212-994-0847	Facsimile:	212-994-0847

Morgan Stanley Bank, N.A.	201 South Main Street, 5th Floor		201 South Main Street, 5th Floor
	Salt Lake City, UT 84111		Salt Lake City, UT 84111
	Attention:	Carrie D. Johnson	Attention:	Carrie D. Johnson
	Telephone:	801-236-3655	Telephone:	801-236-3655
	Facsimile:	718-233-0967	Facsimile:	718-233-0967

The Bank of New York Mellon	One Wall Street, 17th Floor		One Wall Street, 17th Floor
	New York, New York 10286		New York, New York 10286
	Attention:	Paulette Truman	Attention:	Paulette Truman
	Telephone:	212-635-6407	Telephone:	212-635-6407
	Facsimile:	212-809-9520	Facsimile:	212-809-9520

SunTrust Bank	303 Peachtree Street, 10th Floor		303 Peachtree Street, 10th Floor
	Atlanta, Georgia 30308		Atlanta, Georgia 30308
	Attention:	Deborah Scruggs	Attention:	Deborah Scruggs
	Telephone:	404-230-1938	Telephone:	404-230-1938
	Facsimile:	404-588-4402	Facsimile:	404-588-4402

HSBC Bank USA, NA	One HSBC Center		One HSBC Center
	Buffalo, New York 14203		Buffalo, New York 14203
	Attention:	Donna L. Riley	Attention:	Donna L. Riley
	Telephone:	716-841-4178	Telephone:	716-841-4178
	Facsimile:	716-841-0296	Facsimile:	716-841-0296

Toronto Dominion (New York) LLC	31 West 52nd Street		31 West 52nd Street
	New York, New York 10019		New York, New York 10019
	Attention:	Gail Cuthbert	Attention:	Gail Cuthbert
	Telephone:	416-307-6107	Telephone:	416-307-6107
	Facsimile:	416-983-1708	Facsimile:	416-983-1708

JPMorgan Chase Bank	270 Park Avenue, Floor 4		270 Park Avenue, Floor 4
	New York, New York 10017		New York, New York 10017
	Attention:	Ayesha Umer	Attention:	Ayesha Umer
	Telephone:	212-270-6851	Telephone:	212-270-6851
	Facsimile:	212-270-1511	Facsimile:	212-270-1511

Schedule I

Name of Initial Lender	Domestic Lending Office		Eurocurrency Lending Office

State Street Bank and Trust Company	100 Huntington Avenue, Tower 2		100 Huntington Avenue, Tower 2
	Boston, Massachusetts 02206		Boston, Massachusetts 02206
	Attention:	Eola Romano	Attention:	Eola Romano
	Telephone:	617-937-8807	Telephone:	617-937-8807
	Facsimile:	617-937-8833	Facsimile:	617-937-8833

Wells Fargo Bank, National Association	90 South 7th Street		90 South 7th Street
	MAC N9305-075		MAC N9305-075
	Minneapolis, Minnesota 55402		Minneapolis, Minnesota 55402
	Attention:	Thomas Doddridge	Attention:	Thomas Doddridge
	Telephone:	312-781-0722	Telephone:	312-781-0722
	Facsimile:	312-845-8606	Facsimile:	312-845-8606

Credit Suisse AG, Cayman Islands	Eleven Madison Avenue		Eleven Madison Avenue
Branch	New York, New York 10010		New York, New York 10010
	Attention:	Jay Chall	Attention:	Jay Chall
	Telephone:	212-325-9010	Telephone:	212-325-9010
	Facsimile:	212-743-1843	Facsimile:	212-743-1843

Goldman Sachs Bank USA	200 West Street		200 West Street
	New York, New York 10282		New York, New York 10282
	Attention:	Andrew Caditz	Attention:	Andrew Caditz
	Telephone:	212-934-3921	Telephone:	212-934-3921
	Facsimile:	917-977-3966	Facsimile:	917-977-3966

Barclays Bank PLC	Level 11, 1 Churchill Place		Level 11, 1 Churchill Place
	London, E14 5HP		London, E14 5HP
	Attention:	Mike Moore	Attention:	Mike Moore
	Telephone:	44 (0) 20 7116 6347	Telephone:	44 (0) 20 7116 6347
	Facsimile:	N/A	Facsimile:	N/A

BNP Paribas	787 Seventh Avenue		787 Seventh Avenue
	New York, New York 10019		New York, New York 10019
	Attention:	Sean Bradley	Attention:	Sean Bradley
	Telephone:	212-841-2108	Telephone:	212-841-2108
	Facsimile:	212-841-2717	Facsimile:	212-841-2717
Schedule I

SCHEDULE 1.01
COMMITMENTS

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$120,000,000.00	9.600000000%
Citibank N.A.	$120,000,000.00	9.600000000%
The Bank of New York Mellon	$107,000,000.00	8.560000000%
HSBC Bank USA, NA	$107,000,000.00	8.560000000%
Morgan Stanley Bank, N.A.	$107,000,000.00	8.560000000%
SunTrust Bank	$107,000,000.00	8.560000000%
Toronto Dominion (New York) LLC	$107,000,000.00	8.560000000%
JPMorgan Chase Bank, N.A.	$75,000,000.00	6.000000000%
State Street Bank and Trust Company	$75,000,000.00	6.000000000%
Wells Fargo Bank, National Association	$75,000,000.00	6.000000000%
Credit Suisse AG, Cayman Islands Branch	$75,000,000.00	6.000000000%
Goldman Sachs Bank USA	$75,000,000.00	6.000000000%
Barclays Bank PLC	$50,000,000.00	4.000000000%
BNP Paribas	$50,000,000.00	4.000000000%

Total	$1,250,000,000.00	100.00000000%

Schedule 1.01

SCHEDULE 1.02
MANDATORY COST FORMULA
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Borrowers or any Lender, deliver to the Borrowers or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Eurocurrency Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Advances made from such Eurocurrency Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Eurocurrency Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Eurocurrency Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Advance in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)
(b)	in relation to any Advance in any currency other than Sterling:

E x 0.01	per cent per annum
300
Schedule 1.02

Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 2.07(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Advance.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate);

(d)	“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

(e)	“Participating Member State” means each state so described in any EMU Legislation.
Schedule 1.02

(f)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Borrowers, each Lender with a Eurocurrency Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrowers, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	its jurisdiction of incorporation and the jurisdiction of the Eurocurrency Lending Office out of which it is making available its participation in the relevant Advance; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Eurocurrency Lending Office in the same jurisdiction as such Lender’s Eurocurrency Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
Schedule 1.02

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
Schedule 1.02

SCHEDULE 4.01(b)
SUBSIDIARIES

	Company Name	Country
1.	1371 Preferred Inc.	Canada
2.	A I M Capital Management Company Limited	Ireland
3.	AIM GP Canada Inc	Canada
4.	AMVESCAP Limited	United Kingdom
5.	AT Planning Services, Inc.	United States
6.	Atlantic Trust Group, Inc.	United States
7.	Atlantic Wealth Holdings Limited	United Kingdom
8.	Atlantic Wealth Management International Limited	Jersey
9.	Atlantic Wealth Management Limited	United Kingdom
10.	C M Investment Nominees Limited	United Kingdom
11.	Chancellor Citiventure 96 Partner (Cayman) Ltd	Cayman Islands
12.	Coff Associates (Cayman) Limited	Cayman Islands
13.	CPCO Associates (Cayman) Limited	Cayman Islands
14.	Elliot Associates Limited	United Kingdom
15.	Finemost Limited	United Kingdom
16.	Fund Management Company	USA
17.	Huaneng Invesco WLR Investment Consulting Company Ltd.	China
18.	HVH Immobilien- und Beteiligungs GmbH	Germany
19.	HVH USA, Inc.	USA
20.	IAS Asset I LLC	United States
21.	IAS Operating Partnership LP	United States
22.	IMC Investments I LLC	United States
23.	INVESCO (B.V.I.) NOMINEES LIMITED	Virgin Islands, British
24.	INVESCO (Cayman Islands) Ltd.	Cayman Islands
25.	Invesco A I M Management Company Limited	Ireland
26.	Invesco Administration Services Limited	United Kingdom
27.	Invesco Advisers, Inc.*	USA
28.	Invesco Aim Global Holdings, Inc.	USA
29.	Invesco Aim Retirement Services, Inc.	USA
30.	INVESCO Asset Management (Bermuda) Ltd	Bermuda
31.	Invesco Asset Management (Japan) Limited	Japan
32.	Invesco Asset Management (Schweiz) AG	Switzerland
33.	Invesco Asset Management Asia Limited	Hong Kong
34.	Invesco Asset Management Australia (Holdings) Ltd	Australia
35.	Invesco Asset Management Deutschland GmbH	Germany
36.	INVESCO Asset Management Ireland Holdings Limited	Ireland
37.	INVESCO Asset Management Ireland Limited	Ireland
38.	Invesco Asset Management Limited	United Kingdom

*	Material Subsidiaries
Schedule 4.01(b)

	Company Name	Country
39.	Invesco Asset Management Österreich GmbH	Austria
40.	Invesco Asset Management Pacific Limited	Hong Kong
41.	Invesco Asset Management SA	France
42.	Invesco Asset Management Singapore Ltd	Singapore
43.	Invesco Australia Limited	Australia
44.	Invesco Canada Holdings Inc.	Canada
45.	INVESCO CE SA	Belgium
46.	Invesco CE Services SA	Belgium
47.	INVESCO Continental Europe Holdings SA	Luxembourg
48.	INVESCO Distributors, Inc.	USA
49.	Invesco Fund Managers Limited*	United Kingdom
50.	INVESCO Funds Group, Inc.	USA
51.	INVESCO Global Asset Management (Bermuda) Limited	Bermuda
52.	INVESCO Global Asset Management Limited	Ireland
53.	Invesco Global Investment Funds Limited	United Kingdom
54.	Invesco Group Limited	United Kingdom
55.	Invesco Group Services, Inc.	USA
56.	Invesco GT Asset Management PLC	United Kingdom
57.	Invesco Holding Company Limited	United Kingdom
58.	INVESCO Holding Germany Ltd & Co OHG	Germany
59.	INVESCO Holland B.V.	Netherlands
60.	Invesco Hong Kong Limited	Hong Kong
61.	Invesco Hungary LLC	Hungary
62.	Invesco Inc.	Canada
63.	Invesco Insurance Agency, Inc.	USA
64.	INVESCO International (Southern Africa) Limited	South Africa
65.	Invesco International Holdings Limited	United Kingdom
66.	INVESCO International Limited	Jersey
67.	INVESCO International Nominees Limited	Jersey
68.	Invesco Investment Services, Inc.	USA
69.	Invesco Investments (Bermuda) Ltd.	Bermuda
70.	Invesco Kapitalanlagegesellschaft mbH	Germany
71.	INVESCO Management GmbH	Germany
72.	Invesco Management Group, Inc.	USA
73.	INVESCO Management S.A.	Luxembourg
74.	Invesco Mortgage Capital Inc.	United States
75.	INVESCO National Trust Company	USA
76.	Invesco North American Group Limited	United Kingdom
77.	Invesco North American Holdings, Inc.	USA
78.	Invesco Pacific Group Limited	United Kingdom
79.	Invesco Pacific Holdings Limited	Bermuda
80.	INVESCO Pacific Partner Ltd	Bermuda

*	Material Subsidiaries
Schedule 4.01(b)

	Company Name	Country
81.	Invesco Pension Trustees Limited	United Kingdom
82.	Invesco Perpetual Life Limited	United Kingdom
83.	INVESCO Powershares Capital Management Ireland Limited	Ireland
84.	Invesco PowerShares Capital Management LLC*	USA
85.	INVESCO Private Capital Investments, Inc.	USA
86.	INVESCO Private Capital Verwaltung GMBH (in liquidation 25.4.07)	Germany
87.	Invesco Private Capital, Inc.	United States
88.	INVESCO Properties Limited	Ireland
89.	INVESCO Real Estate Germany LLC	USA
90.	INVESCO Real Estate GmbH	Germany
91.	Invesco Real Estate Limited	United Kingdom
92.	Invesco Real Estate Management S.a.r.l.	Luxembourg
93.	Invesco Realty Asia I, Ltd	Cayman Islands
94.	INVESCO Realty, Inc.	USA
95.	Invesco Savings Scheme (Nominees) Limited	United Kingdom
96.	Invesco Senior Secured Management, Inc.	USA
97.	INVESCO Services Ltd OHG	Germany
98.	Invesco Taiwan Limited	R.O.C.
99.	Invesco Trimark Dealer Inc./Courtage Invesco Trimark Inc.	Canada
100.	Invesco Trimark Ltd./Invesco Trimark Ltée	Canada
101.	Invesco UK Holdings PLC	United Kingdom
102.	Invesco UK Limited	United Kingdom
103.	Invesco WLR Limited	Hong Kong
104.	Invesco WLR Private Equity Investment Management Limited	Hong Kong
105.	Investment Fund Administrators Limited	Ireland
106.	IPE Ross Management Ltd	united states
107.	IRE (Cayman) Limited	Cayman Islands
108.	IRE (China) Limited	China
109.	IRE (Hong Kong) Limited	Hong Kong
110.	IRE Japan, Ltd	Japan
111.	IVZ Finance Limited	Ireland
112.	IVZ Immobilien Verwaltungs GmbH	Germany
113.	IVZ Mauritius Services Private Limited	Mauritius
114.	IVZ, Inc.	USA
115.	James Bryant Limited	United Kingdom
116.	PCM Properties LLC	United States
117.	Perpetual Holdings, Inc.	United States
118.	Perpetual plc	United Kingdom
119.	Perpetual Portfolio Management Limited	United Kingdom
120.	Perpetual Unit Trust Management (Nominees) Limited	United Kingdom
121.	Ross CG Management LP	United states
122.	Ross Expansion Associates LP	United States

*	Material Subsidiaries
Schedule 4.01(b)

	Company Name	Country
123.	Sermon Lane Nominees Limited	United Kingdom
124.	Sovereign G/.P. Holdings Inc	USA
125.	Stein Roe Investment Counsel, Inc.	United States
126.	V.V. Edinburgh R.W. G.P. Limited (in liquidation)	United Kingdom
127.	V.V. Epsom G.P. Limited (in liquidation)	United Kingdom
128.	V.V. General Partner Limited (in liquidation)	United Kingdom
129.	V.V. Glasgow (No.1) G.P. Limited (in liquidation)	United Kingdom
130.	V.V. Milton Keynes G.P. Limited (in liquidation)	United Kingdom
131.	V.V. Nominees Limited (in liquidation)	United Kingdom
132.	V.V. Northampton (No.2) G.P. Limited (in liquidation)	United Kingdom
133.	V.V. Northampton G.P. Limited (in liquidation)	United Kingdom
134.	V.V. Reading G.P. Limited (in liquidation)	United Kingdom
135.	V.V. Real Property G.P. Limited (in liquidation)	United Kingdom
136.	V.V. Real Property Nominees Limited (in liquidation)	United Kingdom
137.	V.V. Redhill G.P. Limited (in liquidation)	United Kingdom
138.	V.V. Slough G.P. Limited (in liquidation)	United Kingdom
139.	V.V. Soho G.P. Limited (in liquidation)	United Kingdom
140.	V.V. Stockton G.P. Limited (in liquidation)	United Kingdom
141.	V.V. Watford G.P. Limited (in liquidation)	United Kingdom
142.	VV CR 1s.r.o.	Czech Republic
143.	VV Immobilien Verwaltungs GmbH	Germany
144.	VV Immobilien Verwaltungs und Beteiligungs GmbH	Germany
145.	VV USA LLC	USA
146.	W.L. Ross & Co, LLC	United States
147.	W.L. Ross & Co. (India) LLC	United States
148.	W.L. Ross M & T, LLC	United States
149.	W.L.Ross & Co., LLC	United States
150.	WL Ross (India) Private Limited	United States
151.	WL Ross DIP Management LLC	United States
152.	WLR China Energy Associates Ltd	Cayman Islands
153.	WLR Euro Wagon Management Ltd	United states

*	Material Subsidiaries
Schedule 4.01(b)

SCHEDULE 4.01(d)
REQUIRED AUTHORIZATIONS
None.
Schedule 4.01(d)

SCHEDULE 4.01(i)
DISCLOSED LITIGATION
None.
Schedule 4.01(i)

SCHEDULE 5.02(a)
EXISTING LIENS
None.

SCHEDULE 8.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWERS:
Invesco Holding Company Limited
1555 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Rod Ellis
Telephone: 404-479-2919
Telecopier: 404-962-8354
E-Mail: rod_ellis@invesco.com
Website Address: Invesco.com
IVZ, Inc.
1555 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Rod Ellis
Telephone: 404-479-2919
Telecopier: 404-962-8354
E-Mail: rod_ellis@invesco.com
Website Address: Invesco.com
ADMINISTRATIVE AGENT:
Administrative Agent’s Office (For payments and Requests for Credit Extensions):
Bank of America, N.A.
One Independence Center
101 North Tryon Street
Mail Code: NC1-001-04-39
Charlotte, North Carolina 28255-0001
Attention: Rose M. Bollard
Telephone: 980-386-2881
Telecopier: 704-409-0355
E-Mail: rose.ballard@baml.com
Wiring Information:
Account No.: 1366212250600
Reference: IVZ, Inc.
ABA No.: 026009593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
Bank of America Plaza
101 South Tryon Street
Mail Code: NC1-002-15-36
Charlotte, North Carolina 28255-0001
Attention: William A. Cessna
Telephone: 980-388-1639
Telecopier: 704-264-2501
E-Mail: william.a.cessna@baml.com
SWING LINE LENDER:
Bank of America, N.A.
One Independence Center
101 North Tryon Street
Mail Code: NC1-001-04-39
Charlotte, North Carolina 28255-0001
Attention: Rose M. Bollard
Telephone: 980-386-2881
Telecopier: 704-409-0355
E-Mail: rose.ballard@baml.com
Wiring Information:
Account No.: 1366212250600
Reference: IVZ, Inc.
ABA No.: 026009593

LC ISSUER’S OFFICE:
(For fee payments due LC Issuer only and new LC requests and amendments):
Bank of America, N.A.
Trade Operations
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, Pennsylvania 18507
Attention: Mary J. Cooper
Telephone: 570-330-4235
Telecopier: 570-330-4186
E-Mail: mary.j.cooper@bankofamerica.com
Wiring Information:
Bank of America, N.A, Charlotte, NC
Account No.: 04535-883980
Reference: IVZ, Inc. and LC #
ABA No.: 026009593 (New York, NY)
Attention: Scranton Standby

EXHIBIT A
FORM OF NOTE

U.S.$	Dated: May 24, 2010
     FOR VALUE RECEIVED, the undersigned, INVESCO HOLDING COMPANY LIMITED, a company organized under the laws of England and Wales (“IHCL”), and IVZ, INC., a Delaware corporation (together with IHCL, the “Borrowers” and each individually, a “Borrower”), HEREBY PROMISE TO PAY to the order of                                                              (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrowers pursuant to the Credit Agreement dated as of May 24, 2010 among the Borrowers, INVESCO LTD., the Lender and certain other lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent for the Lender and such other lenders and as Swing Line Lender and L/C Issuer (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) outstanding on the Termination Date. Capitalized terms used but not defined herein shall have the meanings specified therefor in the Credit Agreement.
     The Borrowers promise to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest in respect of each Advance are payable to Bank of America, N.A., as Administrative Agent, at its account maintained at Bank of America, N.A. with its office at Charlotte, North Carolina, ABA No. 026009593, Account No. 1366212250600, Bank of America, N.A. New York, NY Account Name: Corporate Credit Support, Re: Invesco in same day funds. Each Advance owing to the Lender by the Borrowers pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.
     This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrowers from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned or the Equivalent thereof in Sterling, the indebtedness of the Borrowers resulting from each such Advance being evidenced by this Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Sterling and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
[Remainder of page left blank intentionally; signature page follows.]

Form of Note

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

INVESCO HOLDING COMPANY LIMITED
By:
Name:
Title:

IVZ, INC.
By:
Name:
Title:

Form of Note

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
		Principal Paid or	Unpaid Principal
Date	Amount of Advance	Prepaid	Balance	Notation Made By

Form of Note

EXHIBIT B-1
FORM OF NOTICE OF BORROWING
[Date]
Bank of America, N.A.
One Independence Center
101 North Tryon Street
Mail Code: NC1-001-04-39
Charlotte, North Carolina 28255-0001
Attention: Rose M. Bollard
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of May 24, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among INVESCO HOLDING COMPANY LIMITED, a company organized under the laws of England and Wales (“IHCL”), IVZ, INC., a Delaware corporation (“IVZ”, together with IHCL, the “Borrowers” and each individually, a “Borrower”), INVESCO LTD., the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings specified therefor in the Credit Agreement.
     IVZ, in its capacity as Borrower Agent, hereby give you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the Borrowers hereby request a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)	The Business Day of the Proposed Borrowing is , 20_.

(ii)	The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iii)	The aggregate amount of the Proposed Borrowing is [$ ] [£ ].

[(iv)	The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is month[s].]
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
     (A) the representations and warranties contained in Section 4.01 (other than clauses (g) and (i)(i) of Section 4.01) of the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application

B-1-1
Form of Notice of Borrowing

of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been correct in all material respects on and as of such earlier date (other than in the case of the representations and warranties made in Section 4.01(d), which shall be correct in all material respects on and as of the date of the Proposed Borrowing as though made on and as of such date, without regard to any earlier date referenced therein); and
     (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours, IVZ, INC., as Borrower Agent
By:
Name:
Title:

B-1-2
Form of Notice of Borrowing

EXHIBIT B-2
FORM OF SWING LINE LOAN NOTICE
Date:                     , 201__

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of May 24, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among INVESCO HOLDING COMPANY LIMITED, a company organized under the laws of England and Wales (“IHCL”), IVZ, INC., a Delaware corporation (“IVZ”, together with IHCL, the “Borrowers” and each individually, a “Borrower”), INVESCO LTD., the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings specified therefor in the Credit Agreement.
     IVZ, in its capacity as Borrower Agent, hereby request a Swing Line Loan:
1.	On (a Business Day).

2.	In the amount of $ .
     The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Credit Agreement.

Very Truly Yours, IVZ, INC., as Borrower Agent
By:
Name:
Title:

B-2-1
Form of Swing Line Loan Notice

EXHIBIT C
FORM OF ASSIGNMENT AND ASSUMPTION
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[5]	Include all applicable subfacilities.

Form of Assignment and Assumption

assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.	Assignor[s]:

2.	Assignee[s]: [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: INVESCO HOLDING COMPANY LIMITED and IVZ, INC.

4.	Administrative Agent: BANK OF AMERICA, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of May 24, 2010 among INVESCO HOLDING COMPANY LIMITED, a company organized under the laws of England and Wales (“IHCL”), IVZ, INC., a Delaware corporation (together with IHCL, the “Borrowers” and each individually, a “Borrower”), INVESCO LTD., as Parent, the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

6.	Assigned Interest:

		Aggregate Amount of		Percentage
		Commitment for all	Amount of	Assigned of
Assignor[s][6]	Assignee[s][7]	Lenders[8]	Commitment Assigned	Commitment[9]	CUSIP Number
		$	$	%
		$	$
		$	$	%
[7.	Trade Date: ] [10]
Effective Date:                     , 20___[ TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	List each Assignor, as appropriate.

[7]	List each Assignee, as appropriate.

[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

Form of Assignment and Assumption

Consented to and Accepted: BANK OF AMERICA, N.A. as Swing Line Lender and L/C Issuer
By:
Title:

[Consented to and][11] Accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:

[Consented to:][12] IVZ, INC.
By:
Title:

INVESCO HOLDING COMPANY LIMITED
By:
Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[12]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(j) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a foreign lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will

Form of Assignment and Assumption

perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT D-1
FORM OF SUBSIDIARY GUARANTY
See attached.

D-1-1
Form of Subsidiary Guaranty

EXECUTION VERSION
GUARANTY
     This GUARANTY dated May 24, 2010 made by INVESCO ADVISERS, INC., a Delaware corporation, INVESCO NORTH AMERICAN HOLDINGS, INC., a Delaware corporation, and INVESCO MANAGEMENT GROUP INC., a Delaware corporation (each, individually, a “Guarantor” and collectively, the “Guarantors”), in favor of the Administrative Agent, the L/C Issuer and each of the Lenders (as each such term is defined in the Credit Agreement referred to below).
     PRELIMINARY STATEMENT. The Lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender are parties to a Credit Agreement dated as of the date hereof (said Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein are used herein as therein defined) with Invesco Holding Company Limited, a company organized under the laws of England and Wales (“IHCL”), IVZ, Inc., a Delaware corporation (“IVZ”, and together with IHCL, collectively, the “Borrowers” and each individually, a “Borrower”) and Invesco Ltd. (the “Parent”). The Guarantors may receive a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement. It is a condition precedent to the effectiveness of the Credit Agreement and the making of Advances by the Lenders thereunder that the Guarantors shall have executed and delivered this Guaranty.
     NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement from time to time, each Guarantor hereby agrees as follows:
     Section 1. Guaranty; Limitation of Liability. (a) Each Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each other Loan Party now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such obligations, including, without limitation, the obligations of the Borrowers under Section 2.15 of the Credit Agreement, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent, the L/C Issuer or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by a Loan Party to the Administrative Agent, the L/C Issuer or any Lender under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Loan Party.
     (b) Each Guarantor hereby agrees that its obligations hereunder shall be joint and several and unconditional, irrespective of the validity, regularity or enforceability of any Loan Document, the absence of any action to enforce the same, any waiver or consent by the Administrative Agent, the L/C Issuer or any Lender with respect to any provisions hereof or thereof, the recovery of any judgment against either Borrower, any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor (other than a defense of payment in full or complete performance). Each

Guarantor hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either Borrower, any right to require a proceeding first against such Borrower, protest, notice and all demands whatsoever and covenants that this Guaranty shall not be discharged except by complete performance of the obligations contained in the Credit Agreement, the Notes and this Guaranty. This Guaranty is a guarantee of payment and not of collection.
     (c) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent, the L/C Issuer and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the L/C Issuer, the Lenders and each Guarantor hereby irrevocably agree that the obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
     Section 2. Waiver of Subrogation. Until the Credit Agreement is terminated and all of the Guaranteed Obligations have been paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against either Borrower that arise from the existence, payment, performance or enforcement of such Borrower’s obligations under the Credit Agreement and each Guarantor’s obligations under this Guaranty, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Administrative Agent, the L/C Issuer or the Lenders against either Borrower, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from either Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to a Guarantor in violation of the preceding sentence and any of the Guaranteed Obligations shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Administrative Agent, the L/C Issuer or the Lenders and shall forwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations in favor of the Administrative Agent, the L/C Issuer and the Lenders, whether matured or unmatured, in accordance with the terms of the Loan Documents. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this Section 2 is knowingly made in contemplation of such benefits.
     Section 3. No Set-Off. Each payment to be made by a Guarantor hereunder in respect of its obligations shall be payable in the currency or currencies in which such obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
     Section 4. Obligations Absolute; Obligations Not Affected. The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all the

Guaranteed Obligations have been paid and satisfied in full. The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by the Guarantors, the Administrative Agent, the L/C Issuer or any of the Lenders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Lenders or otherwise, including, without limitation:
     (a) any limitation of status or power, disability, incapacity or other circumstance relating to either Borrower or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting either Borrower or any other Person;
     (b) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of either Borrower or any other Person under the Loan Documents;
     (c) any failure of either Borrower, the Parent or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of any Loan Document to which it is a party, or to give notice thereof to the Guarantors;
     (d) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against either Borrower or any other Person or their respective assets or the release or discharge of any such right or remedy;
     (e) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to either Borrower or any other Person;
     (f) any change in the time, manner or place of payment of, or in any other term of, any of the Guaranteed Obligations, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Loan Documents, including, without limitation, any increase or decrease in the principal amount of or interest on Advances with respect to any of the Loan Documents;
     (g) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of either Borrower, the Parent, such Guarantor, any other Guarantor or any other Person;
     (h) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guaranteed Obligations, the obligations of the Guarantors under this Guaranty or the obligations of the Parent under the Parent Guaranty; and

     (i) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of either Borrower or the Parent under the Loan Documents to which it is a party or of the Guarantors in respect of this Guaranty (other than a defense of payment in full or complete performance).
     Section 5. Waiver. Without in any way limiting the provisions of Section 1 hereof, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of such Guarantor hereunder, notice or proof of reliance by the Administrative Agent, the L/C Issuer or the Lenders upon the obligations of such Guarantor hereunder, and diligence, presentment, demand for payment on either Borrower, protest, notice of dishonor or non-payment of any of the Guaranteed Obligations, or other notice or formalities to either Borrower, the Parent or any Guarantor of any kind whatsoever.
     Section 6. No Obligation To Take Action Against the Borrowers. None of the Administrative Agent, the L/C Issuer or any of the Lenders shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Guaranteed Obligations or against either Borrower or any other Person or any property of either Borrower or any other Person before the Administrative Agent, the L/C Issuer or the Lenders are entitled to demand payment and performance by the Guarantors of their liabilities and obligations under this Guaranty.
     Section 7. Dealing with the Borrowers and Others. The Administrative Agent, the L/C Issuer or the Lenders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of each Guarantor hereunder and without the consent of or notice to any Guarantor, may:
     (a) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to either Borrower or any other Person;
     (b) take or abstain from taking security or collateral from either Borrower or from perfecting security or collateral of either Borrower;
     (c) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by either Borrower, the Parent, or any third party with respect to the obligations or matters contemplated by the Loan Documents;
     (d) accept compromises or arrangements from either Borrower or the Parent;
     (e) apply all monies at any time received from either Borrower or the Parent or from any security upon such part of the obligations as the Lenders may see fit or change any such application in whole or in part from time to time as the Lenders may see fit; and
     (f) otherwise deal with, or waive or modify their right to deal with, either Borrower and all other Persons and any security as the Lenders or the Administrative Agent or the L/C Issuer may see fit.

     Section 8. Governing Law, Waiver of Jury Trial.
     (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.
     (b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty in the courts of any jurisdiction.
     (c) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any New York State or federal court. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) To the extent that any Guarantor has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and the other Loan Documents.
     (e) Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty in the courts of any jurisdiction.
     (f) Each Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby or the actions of the Administrative Agent, the L/C Issuer or any Lender in the negotiation, administration, performance or enforcement thereof.
     Section 9. Judgment.
     (a) Rate of Exchange. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in another currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase such other currency with Dollars in New York City, New York, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.
     (b) Indemnity. The obligation of each Guarantor in respect of any sum due from it to the Administrative Agent, the L/C Issuer or any Lender hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day next succeeding receipt by the Administrative Agent, the L/C Issuer or such Lender of any sum adjudged to be so due in such other currency, the Administrative Agent, the L/C Issuer or such Lender, as the case may be, may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the Dollars so purchased are less than the sum originally due to the Administrative Agent, the L/C Issuer or such Lender in Dollars, each Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the L/C Issuer or such Lender against such loss, and if the Dollars so purchased exceed the sum originally due to any the Administrative Agent, the L/C Issuer or any Lender in Dollars, the Administrative Agent, the L/C Issuer or such Lender agrees to remit to such Guarantor such excess.
     Section 10. Reinstatement. Each Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, at any time payment received by the Administrative Agent, the L/C Issuer or any Lender in respect of any Guaranteed Obligations is rescinded or must be restored for any reason, or is repaid by the Administrative Agent, the L/C Issuer or any Lender in whole or in part in good faith settlement of any pending or threatened avoidance claim.
[Signature Page Follows]

     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

INVESCO ADVISERS, INC.
By:
Name:
Title:

INVESCO NORTH AMERICAN HOLDINGS, INC.
By:
Name:
Title:

INVESCO MANAGEMENT GROUP INC.
By:
Name:
Title:

EXHIBIT D-2
FORM OF PARENT GUARANTY
See attached.

D-2-1
Form of Parent Guaranty

EXECUTION VERSION
GUARANTY
     This GUARANTY dated May 24, 2010 made by INVESCO LTD., a company organized under the laws of Bermuda (the “Guarantor”), in favor of the Administrative Agent, the L/C Issuer and each of the Lenders (as each such term is defined in the Credit Agreement referred to below).
     PRELIMINARY STATEMENT. The Lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender are parties to a Credit Agreement dated as of the date hereof (said Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein are used herein as therein defined) with Guarantor, Invesco Holding Company Limited, a company organized under the laws of England and Wales (“IHCL”) and IVZ, Inc., a Delaware corporation (together with IHCL, collectively, the “Borrowers” and each individually, a “Borrower”). The Guarantor may receive a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement. It is a condition precedent to the effectiveness of the Credit Agreement and the making of Advances by the Lenders thereunder that the Guarantor shall have executed and delivered this Guaranty.
     NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement from time to time, the Guarantor hereby agrees as follows:
     Section 1. Guaranty; Limitation of Liability. (a) The Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each other Loan Party now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such obligations, including, without limitation, the obligations of the Borrowers under Section 2.15 of the Credit Agreement, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent, the L/C Issuer or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by a Loan Party to the Administrative Agent, the L/C Issuer or any Lender under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Loan Party.
     (b) The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of any Loan Document, the absence of any action to enforce the same, any waiver or consent by the Administrative Agent, the L/C Issuer or any Lender with respect to any provisions hereof or thereof, the recovery of any judgment against either Borrower, any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor (other than a defense of payment in full or complete performance). The Guarantor hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either Borrower, any right to require a proceeding first against such Borrower, protest, notice and all demands whatsoever and covenants that this Guaranty shall not be discharged except by complete performance of the obligations contained in the Credit Agreement, the Notes and this Guaranty. This Guaranty is a guarantee of payment and not of collection.
     (c) The Guarantor, and by its acceptance of this Guaranty, the Administrative Agent, the L/C Issuer and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of the Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the L/C Issuer, the Lenders and the Guarantor hereby irrevocably agree that the obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
     Section 2. Waiver of Subrogation. Until the Credit Agreement is terminated and all of the Guaranteed Obligations have been paid in full, the Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against either Borrower that arise from the existence, payment, performance or enforcement of such Borrower’s obligations under the Credit Agreement and the Guarantor’s obligations under this Guaranty, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Administrative Agent, the L/C Issuer or the Lenders against either Borrower, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from either Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and any of the Guaranteed Obligations shall not have been paid in full, such amount shall have been deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Administrative Agent, the L/C Issuer or the Lenders and shall forwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations in favor of the Administrative Agent, the L/C Issuer and the Lenders, whether matured or unmatured, in accordance with the terms of the Loan Documents. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this Section 2 is knowingly made in contemplation of such benefits.
     Section 3. No Set-Off. Each payment to be made by the Guarantor hereunder in respect of its obligations shall be payable in the currency or currencies in which such obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
     Section 4. Obligations Absolute; Obligations Not Affected. The obligations of the Guarantor hereunder shall be continuing and shall remain in full force and effect until all the Guaranteed Obligations have been paid and satisfied in full. The obligations of the Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter

2

or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by the Guarantor, the Administrative Agent, the L/C Issuer or any of the Lenders) which, but for this provision, might constitute a whole or partial defense to a claim against the Guarantor hereunder or might operate to release or otherwise exonerate the Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Lenders or otherwise, including, without limitation:
     (a) any limitation of status or power, disability, incapacity or other circumstance relating to either Borrower or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting either Borrower or any other Person;
     (b) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of either Borrower or any other Person under the Loan Documents;
     (c) any failure of either Borrower or any Subsidiary Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of any Loan Document to which it is a party, or to give notice thereof to the Guarantor;
     (d) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against either Borrower or any other Person or their respective assets or the release or discharge of any such right or remedy;
     (e) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to either Borrower or any other Person;
     (f) any change in the time, manner or place of payment of, or in any other term of, any of the Guaranteed Obligations, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Loan Documents, including, without limitation, any increase or decrease in the principal amount of or interest on Advances with respect to any of the Loan Documents;
     (g) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of either Borrower, any Subsidiary Guarantor, the Guarantor or any other Person;
     (h) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guaranteed Obligations, the obligations of the Guarantor under this Guaranty or the obligations of any Subsidiary Guarantor under the Subsidiary Guaranty; and
     (i) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of either Borrower or any Subsidiary Guarantor under the Loan Documents

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to which it is a party or of the Guarantor in respect of this Guaranty (other than a defense of payment in full or complete performance).
     Section 5. Waiver. Without in any way limiting the provisions of Section 1 hereof, the Guarantor hereby waives notice of acceptance hereof, notice of any liability of the Guarantor hereunder, notice or proof of reliance by the Administrative Agent, the L/C Issuer or the Lenders upon the obligations of the Guarantor hereunder, and diligence, presentment, demand for payment on either Borrower, protest, notice of dishonor or non-payment of any of the Guaranteed Obligations, or other notice or formalities to either Borrower, any Subsidiary Guarantor or the Guarantor of any kind whatsoever.
     Section 6. No Obligation To Take Action Against the Borrowers. None of the Administrative Agent, the L/C Issuer or any of the Lenders shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Guaranteed Obligations or against either Borrower or any other Person or any property of either Borrower or any other Person before the Administrative Agent, the L/C Issuer or the Lenders are entitled to demand payment and performance by the Guarantor of its liabilities and obligations under this Guaranty.
     Section 7. Dealing with the Borrowers and Others. The Administrative Agent, the L/C Issuer or the Lenders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of the Guarantor hereunder and without the consent of or notice to the Guarantor, may:
     (a) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to either Borrower or any other Person;
     (b) take or abstain from taking security or collateral from either Borrower or from perfecting security or collateral of either Borrower;
     (c) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by either Borrower, any Subsidiary Guarantor or any third party with respect to the obligations or matters contemplated by the Loan Documents;
     (d) accept compromises or arrangements from either Borrower or any Subsidiary Guarantor;
     (e) apply all monies at any time received from either Borrower, any Subsidiary Guarantor or from any security upon such part of the obligations as the Lenders may see fit or change any such application in whole or in part from time to time as the Lenders may see fit; and
     (f) otherwise deal with, or waive or modify their right to deal with, either Borrower and all other Persons and any security as the Lenders, the Administrative Agent or the L/C Issuer may see fit.

4

     Section 8. Governing Law, Waiver of Jury Trial.
     (c) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.
     (d) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Guarantor hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon such Guarantor c/o IVZ, Inc. at its offices at 1555 Peachtree Street N.E., Atlanta, Georgia 30309, Attention: General Counsel (the “Process Agent”), and hereby further agrees that the failure of the Process Agent to give any notice of any such service to such Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty in the courts of any jurisdiction.
     (e) The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (f) To the extent that the Guarantor has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and the other Loan Documents.
     (g) The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty in the courts of any jurisdiction.
     (h) The Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby or the actions of

5

the Administrative Agent, the L/C Issuer or any Lender in the negotiation, administration, performance or enforcement thereof.
     Section 9. Judgment.
     (i) Rate of Exchange. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in another currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase such other currency with Dollars in New York City, New York, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.
     (j) Indemnity. The obligation of the Guarantor in respect of any sum due from it to the Administrative Agent, the L/C Issuer or any Lender hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day next succeeding receipt by the Administrative Agent, the L/C Issuer or such Lender of any sum adjudged to be so due in such other currency, the Administrative Agent, the L/C Issuer or such Lender, as the case may be, may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the Dollars so purchased are less than the sum originally due to the Administrative Agent, the L/C Issuer or such Lender in Dollars, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the L/C Issuer or such Lender against such loss, and if the Dollars so purchased exceed the sum originally due to any of the Administrative Agent, the L/C Issuer or any Lender in Dollars, the Administrative Agent, the L/C Issuer or such Lender agrees to remit to the Guarantor such excess.
     Section 10. Reinstatement. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, at any time payment received by the Administrative Agent, the L/C Issuer or any Lender in respect of any Guaranteed Obligations is rescinded or must be restored for any reason, or is repaid by the Administrative Agent, the L/C Issuer or any Lender in whole or in part in good faith settlement of any pending or threatened avoidance claim.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

INVESCO LTD.
By:
Name:
Title:

EXHIBIT E
FORM OF OPINION OF U.S. COUNSEL
FOR THE BORROWERS AND CERTAIN OTHER LOAN PARTIES
See attached.

E-1
Form of Opinion of U.S. Counsel
for the Borrower and Certain Other Loan Parties

Alston&Bird llp
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com
May 24, 2010
To each of the Lenders party
   to the Credit Agreement dated
   as of June 9, 2009
   among IVZ, Inc., Invesco Holding
   Company Limited, Invesco Ltd.,
   said Lenders and Bank of America, N.A.,
   as Administrative Agent
Ladies and Gentlemen:
     We have acted as special counsel to IVZ, Inc., a Delaware corporation (“IVZ”), Invesco Holding Company Limited, a company organized under the laws of England and Wales (“IHCL”; together with IVZ, each individually a “Borrower” and collectively, the “Borrowers”) and Invesco Ltd., a company incorporated in the Islands of Bermuda (the “Parent”), in connection with that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Borrower, the Parent, the Lenders party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent (the “Agent”) for the Lenders and as Swingline Lender and L/C Issuer. We have also acted as special counsel to the Parent in connection with that certain Guaranty dated as of the date hereof (the “Parent Guaranty”) in favor of the Agent and the Lenders and to Invesco Advisers, Inc., a Delaware corporation (“Invesco Advisers”), Invesco Management Group Inc., a Delaware corporation (“Invesco Management”) and Invesco North American Holdings, Inc., a Delaware corporation (“INAH”; together with Invesco Advisers and Invesco Management, the “Subsidiary Guarantors”) in connection with that certain Guaranty dated as of the date hereof (the “Subsidiary Guaranty”) in favor of the Agent and the Lenders. This opinion is being delivered pursuant to Section 3.01(c)(vi) of the Credit Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings accorded such terms in the Credit Agreement.
     In rendering this opinion, we have reviewed the following documents, instruments and agreements (the following instruments and documents listed in items (a) – (d) below are collectively referred to herein as the “Transaction Documents”):
Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

May 24, 2010

(a) the Credit Agreement;

(b) the Notes;

(c) the Parent Guaranty; and

(d) the Subsidiary Guaranty.
     In addition to the foregoing, we have reviewed (i) the certificates of incorporation certified by the Secretary of State of the State of Delaware of IVZ and each Subsidiary Guarantor, (ii) the by-laws of IVZ and each Subsidiary Guarantor, (iii) the resolutions of the board of directors of IVZ and each Subsidiary Guarantor with respect to the transactions contemplated by the Transaction Documents (items (i) through (iii) collectively, the “Organizational Documents”), (iv) certificates of public officials concerning the legal existence and good standing of IVZ and each Subsidiary Guarantor, (v) certificates of corporate officers and (vi) originals or copies, certified or otherwise identified to our satisfaction, of documents, corporate records, and other instruments, and made such further legal and factual examinations, as we have deemed necessary for the purposes of expressing the opinions set forth herein.
     In making the examinations described above and in rendering the opinions expressed below, we have assumed: (a) the genuineness of all signatures, (b) the legal capacity of natural persons, (c) the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (d) the due authorization, execution and delivery of the Transaction Documents by all parties thereto (other than IVZ and the Subsidiary Guarantors with respect to any Transaction Documents to which they are a party), (e) that such Transaction Documents are legal, valid and binding obligations of the parties thereto enforceable against all such parties thereto (other than the Borrowers, the Parent and the Subsidiary Guarantors), (f) all parties to the Transaction Documents (other than IVZ and the Subsidiary Guarantors) have the full power, authority and legal right to perform their respective obligations under such Transaction Documents, (g) that all of the representations and warranties made by the Borrowers, the Parent and the Subsidiary Guarantors in the Transaction Documents are true and correct as to the factual matters therein, (h) the Lenders and the Agent have acted in good faith and without notice of any defense against enforcement of rights created by the transactions (the “Transactions”) contemplated by the Credit Agreement and the other Transaction Documents, (i) each party to the Credit Agreement and the other Transaction Documents has complied with all laws applicable to it that affect the Transactions, (j) the Transactions comply with any test required by any applicable law of good faith or fairness, (k) each applicable law or regulation for which we are deemed to be responsible is published, accessible and generally available to lawyers practicing in the State of New York, (l) there is no understanding or agreement not embodied in the Transaction Documents among parties to the Transactions that would modify any term of a Transaction Document or any right or obligation of a party thereto, and (m) with

May 24, 2010

respect to the Transactions and the Transaction Documents, there has been no mutual mistake of fact and there exists no fraud or duress.
     We have relied, with your permission, upon the representations and warranties contained in the Credit Agreement and the other Transaction Documents to the extent the same relate to matters of fact relevant to the opinions expressed herein and upon certificates of public officials and certain officers of each of the Borrowers, the Parent and the Subsidiary Guarantors with respect to the factual matters contained therein.
     In addition we have assumed, with your permission, the following matters (as to which we understand you are relying solely upon the opinions of Linklaters, U.K. counsel to IHCL and APPLEBY, Bermuda counsel to the Parent):
(a) IHCL is a limited company formed and existing under the laws of England.
(b) The Parent is an exempted company incorporated with limited liability and existing under the laws of Bermuda.
(c) ICHL has the power to execute, deliver and perform the Transaction Documents to which it is a party, and the Parent has all requisite corporate power to enter into, execute, deliver and perform its obligations under the Transaction Documents to which it is a party.
(d) The execution, delivery and performance by each of IHCL and the Parent of the Transaction Documents to which it is a party have been duly authorized by all requisite corporate action of each of IHCL and the Parent.
(e) Each of IHCL and the Parent has duly executed and delivered each Transaction Document to which it is a party.
     Based upon the foregoing and subject to the assumptions, exceptions and qualifications set forth herein and Annex I hereto, we are of the opinion that:
     1. IVZ is (a) a validly existing corporation and in good standing under the laws of the State of Delaware and (b) has the corporate power and authority to execute and deliver, and to perform its obligations under, the Credit Agreement and the Notes.
     2. Each Subsidiary Guarantor is (a) a validly existing corporation and in good standing under the laws of the State of Delaware and (b) has the corporate power and authority to execute and deliver, and to perform its obligations under, the Subsidiary Guaranty.

May 24, 2010

     3. The execution, delivery and performance by IVZ and each Subsidiary Guarantor of each Transaction Document to which IVZ or such Subsidiary Guarantor is a party have been duly authorized by all necessary corporate action of IVZ and each Subsidiary Guarantor. Each of IVZ and each Subsidiary Guarantor has duly executed and delivered each Transaction Document to which it is a party.
     4. The Credit Agreement constitutes, and after giving effect to the initial Borrowing, each Note will constitute, a valid and legally binding obligation of the Borrowers, enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by the limitations set forth on Annex I hereto.
     5. Each of the Credit Agreement and the Parent Guaranty constitutes a valid and legally binding obligation of the Parent, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by the limitations set forth in Annex I hereto.
     6. The Subsidiary Guaranty constitutes a valid and legally binding obligation of each of the Subsidiary Guarantors, except to the extent that enforcement thereof may be limited by the limitations set forth in Annex I hereto.
     7. No approval, authorization or other action by, and no notice to or filing with, any governmental authority or regulatory body (each an “Approval”) is required under the laws of the States of New York or Delaware or the United States of America for the valid execution, delivery and performance by (a) the Borrowers or the Parent of the Credit Agreement, (b) the Borrowers of the Notes, (c) the Parent of the Parent Guaranty, or (d) any Subsidiary Guarantor of the Subsidiary Guaranty, except such Approvals, if any, as have been obtained, given or made.
     8. The execution and delivery by each of IVZ and each Subsidiary Guarantor of the Transaction Documents to which it is a party do not and if each of IVZ and each Subsidiary Guarantor were to perform its obligations under the such Transaction Documents such performance would not (a) violate the Organizational Documents of IVZ or any Subsidiary Guarantor; or (b) violate any existing constitutional provision, statute, or regulation of the States of New York or Delaware or the United States of America.
     9. The execution and delivery by the Parent and the performance of its obligations under the Credit Agreement and the Parent Guaranty will not constitute a violation of any existing constitutional provision, statute, or regulation of the State of New York or the United States of America.
     10. The execution and delivery by IHCL and the performance of its obligations under the Credit Agreement will not constitute a violation of any existing constitutional provision, statute, or regulation of the State of New York or the United States of America.

May 24, 2010

     With respect to the opinions expressed in paragraphs 1 and 2 above regarding valid existence and good standing of IVZ and the Subsidiary Guarantors in the State of Delaware, such opinions are based solely upon certificates provided by the Secretary of State of the State of Delaware, copies of which have been delivered to you in connection with the closing of the transactions contemplated by the Transaction Documents, and such opinions are limited to the meanings ascribed to such certifications by the Secretary of State of the State of Delaware. We have assumed that all certifications were properly given and remain accurate as of the date hereof.
     We are members of the Bar of the State of New York, and we express no opinion as to the laws (including either of the Borrowers’, the Parent’s, or any of the Subsidiary Guarantors’ compliance or noncompliance with the laws) of any jurisdictions other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as currently in effect in the State of Delaware (without regard to judicial interpretation thereof or rules or regulations promulgated thereunder). We note, however, that we are not admitted to practice law in the State of Delaware.
     This opinion is limited to the matters stated herein, and no opinion may be implied or inferred beyond those opinions expressly stated. Opinions rendered herein are as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement such opinions if, after the date hereof, facts and circumstances come to our attention or changes in the law occur which could affect such opinions. We express no opinion or advice as to any law (a) that might be violated by any misrepresentation, omission or fraudulent act, (b) to which the Borrowers, the Parent or the Subsidiary Guarantors may be subject as a result of your legal or regulatory status, your sale or transfer of any Loans or other Obligations or interests therein or your involvement in the transactions contemplated by the Transaction Documents, or (c) identified in clause (s) of Annex I.
     This opinion is rendered solely for your benefit and for the benefit of any Lender that may hereafter become a Lender under the Credit Agreement. This opinion may not be used or relied upon by any other person or entity, and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent except to your bank examiners and any other governmental authority or self-regulatory body to which you report or to which you are subject to review, or as required by law or regulation or pursuant to legal process.

May 24, 2010

This opinion may be disclosed to, but may not be relied upon by, your accountants, lawyers and other advisors so long as such accountants and other advisors agree not to disclose, quote or file this opinion without our prior written consent.

Very truly yours, Alston & Bird LLP
By:
Partner

ANNEX I
Enforceability Limitations
     (a) The effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors. This limitation includes the effect of the United States Bankruptcy Code (the “Bankruptcy Code”) in its entirety, including, without limitation, matters of contract rejection, fraudulent conveyance and obligation, turn-over, preference, equitable subordination, automatic stay, discharge, conversion of a non-recourse obligation into a recourse obligation, and substantive consolidation. It also includes state laws regarding fraudulent transfers, obligations, and conveyances, and state receivership laws.
     (b) The effect of general principles of equity, whether applied by a court of law or equity. This limitation includes the following concepts: (i) principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies; (ii) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel); (iii) good faith and fair dealing; (iv) reasonableness; (v) materiality of the breach; (vi) impracticability or impossibility of performance; (vii) the effect of obstruction or failure to perform or otherwise act in accordance with an agreement by any person; (viii) unconscionability and (ix) the possible unenforceability under certain circumstance of provisions providing for indemnification or contribution that are contrary to public policy.
     (c) The possible unenforceability of provisions purporting to waive certain rights of guarantors.
     (d) The possible unenforceability of provisions requiring indemnification for, or providing exculpation, release, or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct.
     (e) The possible unenforceability of provisions purporting to require arbitration of disputes.
     (f) The possible unenforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums on prepayment, acceleration, redemption, cancellation, or termination, to the extent any such provisions are deemed to be penalties or forfeitures.
     (g) The possible unenforceability of waivers or advance consents that have the effect of (i) waiving statutes of limitation, marshaling of assets or similar requirements, (ii) consenting to or waiving objections to the jurisdiction of courts or the venue of actions, (iii) waiving the right to jury trial or, in certain cases, notices.
     (h) The possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person’s course of dealing, course of performance, or the like or failure or delay in taking action

May 24, 2010

may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind.
     (i) The effect of course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.
     (j) The possible unenforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative.
     (k) The possible unenforceability of provisions that determinations by a party or a party’s designee are conclusive or deemed conclusive.
     (l) The possible unenforceability of provisions permitting modifications or amendments of an agreement only in writing.
     (m) The possible unenforceability of provisions that the provisions of an agreement are severable.
     (n) The effect of laws requiring mitigation of damages.
     (o) The possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.
     (p) The effect of agreements or provisions in the Transaction Documents as to rights of set off otherwise than in accordance with the applicable law.
     (q) The effect of laws that govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs.
     (r) The possible unenforceability of Section 6.01(h)(ii) of the Credit Agreement.
     (s) The following matters, including their effects and the effects of noncompliance, are not covered by implication or otherwise in any opinion expressed herein: (a) any statutes, administrative decisions, ordinances, rules or regulations of any county, municipality or other political subdivision of any state, (b) antitrust and unfair competition law, (c) securities law, (d) fiduciary obligations, (e) pension and employee benefit law (e.g., ERISA), (f) fraudulent

May 24, 2010

transfer law, (g) environmental law, (h) land use and subdivision law, (i) Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (j) Exon-Florio Amendment under the Omnibus Trade and Competitiveness Act of 1988, (k) bulk transfer law, (l) tax law, (m) patent, copyright, trademark and other intellectual property law, (n) racketeering law (e.g., RICO), (o) criminal statutes of general application (e.g., mail fraud and wire fraud), (p) occupational health and safety law (e.g., OSHA), (q) labor law, (r) law concerning national or local emergency, possible deference to acts of sovereign states, and criminal and civil forfeiture laws, (s) law relating to permissible rates, computations, or disclosure of interest (e.g., usury), (t) any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act), (u) the Anti-Terrorism Order, as amended, all rules and regulations promulgated thereunder and all Federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism Order (including without limitation the Executive order of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit and Threaten to Commit or Support Terrorism) and the ownership and operation of, or otherwise regulation of, companies that conduct, operate or otherwise pursue the business or businesses now and in the future conducted, operated or otherwise pursued by any of the Borrower, the Parent or the Subsidiary Guarantors including, without limitation, the importation, transportation, manufacturing, dealing, purchase, use or storage of explosive materials, and (v) the USA Patriot Act of 2001 and the rules, regulations and policies promulgated thereunder and any foreign assets control regulations of the United States Treasury Department or any enabling legislation or orders relating thereto.

EXHIBIT F
FORM OF OPINION OF ENGLISH COUNSEL FOR IHCL
See attached.
F-1
Form of Opinion of U.K. Counsel for IHCL

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
DX Box Number 10 CDE
To the Administrative Agent and
the Lenders from time to time party to
the Agreement
(as defined below)
c/o Bank of America, N.A.
24 May 2010
Dear Sirs
1	Introduction

We have acted as English legal advisers to Invesco Holding Company Limited in its capacity as a Borrower (the “Company”) in connection with a U.S.$1,250,000.000 3-year credit agreement dated as of 24 May 2010 between, amongst others, the Company, IVZ, Inc., a Delaware corporation (“IVZ”), Invesco Ltd., a company organised under the laws of Bermuda, the Lenders named in it and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Agreement”) and the promissory notes to be issued to each of the Lenders named in the Agreement pursuant to the Agreement (the “Notes”).

2	English Law

This opinion is limited to English law as applied by the English courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law.

3	Scope of Inquiry

For the purpose of this opinion, we have examined the following documents
3.1	A PDF copy of the executed Agreement.
This communication is confidential and may be privileged or otherwise protected by work product immunity.
Linklaters LLP is a limited liability partnership registered in England and Wales with registered number 0C326345_ It is a law firm regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.
Please refer to www.linklaters.com/regulation for important information on our regulatory position.
Al2046359

3.2	A template form of Note.

3.3	A copy of the Certificate of Incorporation and the Certificates of Incorporation on Change of Name of the Company.

3.4	A copy of the Memorandum and Articles of Association of the Company.

3.5	A copy of a written resolution of the Directors of the Company dated 21 May 2010.

3.6	A copy of an unanimous written resolution of the shareholders of the Company dated 21 May 2010.

3.7	A certificate from the Company dated 24 May 2010 in relation to the documents referred to above.

3.8	The results of an on-line search in respect of the Company on the Companies House Direct Service made on 24 May 2010 at 11.20 AM (the “Search”).

3.9	The results of a telephone search in respect of the Company at the Central Register of Winding Up Petitions made on 24 May 2010 at 11:23 AM (the “Telephone Search”).
4	Assumptions

For the purpose of this opinion, we have made the following assumptions:
4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	The documents referred to in paragraphs 3.3 and 3.4 are up-to-date.

4.4	The written resolutions referred to in paragraphs 3.5 and 3.6 were validly passed and remain in full force and effect without modification.

4.5	The Agreement and the Notes are within the capacity and powers of, and have been validly authorised and signed by, each party other than the Company.

4.6	The Agreement and the Notes have been signed on behalf of the Company by a person authorised by the written resolution referred to in paragraph 3,5.

4.7	The Agreement and the Notes are valid, binding and enforceable on each party under New York law by which they are expressed to be governed.

4.8	The Agreement and the Notes have the same meaning and effect under New York law as they would have if they were interpreted under English law by an English court and there are no provisions of New York law which would affect this opinion.

4.9	There are no dealings between the parties that affect the Agreement or the Notes.

4.10	So far as this opinion relates to the joint and several liability and guarantee of the Company for all borrowings of IVZ under the Agreement, it is given on the assumption that such joint and several liability and guarantee of the Company have been given in good faith and for the purpose of carrying on its business and that, when they were given, there were reasonable grounds for believing that undertaking such joint and several liability and guarantee would benefit the Company.

4.11	None of the proceeds of the facilities provided pursuant to the Agreement will be used directly or indirectly to finance or refinance an acquisition of shares in contravention of Sections 678 or 679 of the Companies Act 2006 (as amended).

4.12	All applicable provisions of the Financial Services and Markets Act 2000 and any applicable secondary legislation made under it have been complied with with respect to the Agreement and the Notes.

4,13	The Notes are not and will not be offered or sold in the UK, except to any person whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses and no public offer of the Notes will be made in the UK, except to any legal entity which is authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities.

4.14	With respect to the Notes, this opinion speaks as if the Notes have been entered into on the date of the Agreement in all material respects in the same form as the template referred to in paragraph 3.2.
5	Opinion

Based on the documents referred to and assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the following opinion:
5.1	The Company has been incorporated and is existing as a company with limited liability under the laws of England.

5.2	The Company has the corporate power to enter into and perform the Agreement and the Notes.

5.3	The Company has taken all necessary corporate action to authorise its entry into and performance of the Agreement and the Notes.

5.4	Under English law, there are no governmental or regulatory consents, approvals or authorisations required by the Company for its entry into and performance of the Agreement or the Notes.

5.5	Under English law, there are no registration, filing or similar formalities required to ensure the legality, validity, binding effect and enforceability against the Company of the Agreement or the Notes.

5.6	The entry into and performance of the Agreement and the Notes by the Company does not violate English law or the Memorandum or Articles of Association of the Company.

5.7	Save for in the circumstances set out in paragraphs 6.11 and 6.12, if proceedings were brought before the English courts and the choice of New York law as the governing law of the Agreement is pleaded and proved as a fact in accordance with English procedural and evidential rules, the choice of New York law as the governing law of the Agreement would be recognised in England.

5.8	A final and conclusive judgment against the Company for the payment of a specific sum of money rendered by a United States Federal or New York State court sitting in New York City arising out of or in connection with the Agreement or the Notes will be recognised by and enforceable in the English courts as creating a debt enforceable against the Company if:
(i)	the foreign court had jurisdiction over the Company in accordance with English law (and, in our opinion, for these purposes, the English courts will recognise a contractual submission to the jurisdiction of a United States Federal or New York State court sitting in New York City);

(ii)	the foreign judgment was not contrary to English public policy, for multiple damages or based on a provision of law specified under the Protection of Trading Interests Act 1980 nor obtained by fraud or in breach of the rules of natural justice;

(iii)	the foreign judgment was not inconsistent with an earlier judgment relating to the same issue of a court having jurisdiction over the matter;

v)	the foreign judgment does not require the Company to perform an act which would be illegal in the country of performance; and

(v)	the foreign proceedings were not of a revenue or penal nature.
5.9	No stamp duty or registration or similar tax is payable under English law in connection with the parties entering into the Agreement or the Notes.
6	Qualifications
This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

6.2	The enforcement in England of the Agreement, the Notes and of foreign judgments will be subject to English rules of civil procedure.

6.3	In England, remedies such as specific performance and injunction may not be available.

6.4	An English court may not give effect to Section 8.04 (Expenses; Indemnity; Damage Waiver) of the Agreement in respect of the costs of litigation brought before an English court.

6.5	A certificate, determination, notification, opinion or the like might be held by the English courts not to be conclusive, final or binding if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in the Agreement to the contrary.

6.6	We do not express any opinion as to any taxation matters, except for paragraphs 5.9.

6.7	Claims may become barred under the Limitation Act 1980.

6.8	So far as they relate to United Kingdom stamp duties, the undertakings and indemnities given by the Company in Section 2.15 (Taxes) of the Agreement may be void under Section 117 of the Stamp Act 1891.

6.9	Any provision of the Agreement which constitutes, or purports to constitute, a restriction on the exercise of any statutory power may be ineffective.

6.10	Our opinion that the Company is existing is based on the Search and the Telephone Search. It should be noted that the Search and the Telephone Search are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced.

6.11	If proceedings were brought before the English courts, effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be or have been performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

6.12	Further circumstances referred to in paragraph 5.7 are as follows:
(a)	where all other elements relevant to the Agreement at the time of the choice are located in:
(i)	a country other than the United States, it is possible that the choice of New York law will not prejudice the application of provisions of the law of that other country which cannot be derogated from by agreement;

(ii)	one or more EU Member States, it is possible that the choice of New York law will not prejudice the application of provisions of EU law (where appropriate, as implemented in England) which cannot be derogated from by agreement;
(b)	the English courts may have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance; and

(c)	the English courts may not be restricted from applying overriding mandatory provisions of English law and if there is a provision of New York law that is manifestly incompatible with English public policy, it is possible that the English courts may not apply it.
7	Reliance

This opinion is solely for your benefit and solely for the purpose of the Agreement and the Notes. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our written consent, except as otherwise required by law or regulation, and provided that a copy may be provided to your professional advisers, auditors and regulators, solely for the purpose of the Agreement and the Notes and of giving their opinion and subject to the same restrictions.
Yours faithfully
Linklaters LLP

EXHIBIT G
FORM OF OPINION OF BERMUDA COUNSEL FOR THE PARENT
See attached.

The Administrative Agent and	e-mail:
The Lenders from time to time party to the Agreement (as defined below)	gchamberlain@applebyglobal.com direct dial:
c/o Bank of America, N.A. 101 N Tryon Street Charlotte NC 28255-0001	Tel +1 441 298 3589 Fax +1 441 298 3491 your ref:

appleby ref:
137506.17

24 May 2010
Dear Sirs
Invesco Ltd. (the “Company”)
We have acted as Bermuda legal advisers to the Company in its capacity as the parent of Invesco Holding Company Limited, a company organised under the laws of England and Wales (“IHCL”), which in turn is the parent company of IVZ, Inc., a Delaware corporation (together with IHCL, collectively, the “Borrowers”), in connection with a (i) revolving credit facility which provides for revolving borrowings of a principal amount of up to US$1,250,000,000, inter alia, between the Lenders as defined therein, Bank of America, N.A., as administrative agent (the “Administrative Agent”), the Borrowers and the Company (the “Agreement”) and (ii) a guaranty made by the Company in favour of the Lenders (as defined therein) (the “Parent Guaranty”). The Company has requested that we provide this opinion in connection with the following agreements:
(i)	the Agreement; and

(ii)	the Parent Guaranty,
(The Agreement and the Parent Guaranty are hereinafter collectively referred to as the “Subject Agreements”.)
For the purposes of this opinion we have examined and relied upon the documents (the “Documents”) listed, and in some cases defined, in the schedule to this opinion (the “Schedule”) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Agreement.

Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

(h)	that the Subject Agreements will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

(i)	that the Subject Agreements are in the proper legal form to be admissible in evidence and enforced in the New York courts and in accordance with the laws of the State of New York;

(j)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k)	that none of the parties to the Subject Agreements maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda;

(l)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(m)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(n)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Directors of the Company (the “Directors”) in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout (the “Board”) and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(o)	that the Administrative Agent and the Lenders from time to time party to the Agreement have no express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board adopted the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(p)	that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company; and

(q)	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of preferring one creditor over another.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:
(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name.

(2)	The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Subject Agreements and to take all action as may be necessary to complete the transactions contemplated thereby.

(3)	The execution, delivery and performance by the Company of the Subject Agreements and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

(4)	The Subject Agreements have been duly executed by the Company and each constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

(5)	No consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Bermuda is required to be obtained by the Company in connection with the execution, delivery or performance by the Company of the Subject Agreements or to ensure the legality, validity, admissibility into evidence or enforceability as to the Company, of the Subject Agreements.

(6)	The execution, delivery and performance by the Company of the Subject Agreements and the transactions contemplated thereby do not and will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda or (ii) the Constitutional Documents.

(7)	The choice of the laws of the State of New York as the proper law to govern the Subject Agreements is a valid choice of law under Bermuda law and such choice of law would be recognised, upheld and applied by the courts of Bermuda as the proper law of the Subject Agreements in proceedings brought before them in relation to the Subject Agreements, provided that (i) the point is specifically pleaded; (ii) such choice of law is valid and binding under the laws of the State of New York; and (iii) recognition would not be contrary to public policy as that term is understood under Bermuda law.

It is our view that public policy in Bermuda is a common law principle amounting to a judicial impression of what is or is not in the general public interest or in accordance with the policies of the government of Bermuda as expressed primarily through legislation. While the concept is amorphous and subject to evolution, and application of this principle to specific circumstances cannot be accomplished with any degree of precision, we have no basis for concluding that any of the provisions in the Subject Agreements are contrary to public policy in Bermuda.

(8)	The submission by the Company to the jurisdiction of a United States Federal court sitting in New York City or a New York State court pursuant to the Subject Agreements is not contrary to Bermuda law and would be recognised by the courts of Bermuda as a legal, valid and binding submission to the jurisdiction of a United States Federal court sitting in New York City or a New York State court, if such submission is accepted by such courts and is legal, valid and binding under the laws of the State of New York.

(9)	A final and conclusive judgment of a competent foreign court against the Company based upon the Subject Agreements (other than a court of jurisdiction to which The Judgments (Reciprocal Enforcement) Act 1958 applies, and it does not apply to a United States Federal court sitting in New York City or a New York State court) under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the judgment of such competent foreign court. A final opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:
(i)	the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

(ii)	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.
Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.

No stamp duty or similar or other tax or duty is payable in Bermuda on the enforcement of a foreign judgment. Court fees will be payable in connection with proceedings for enforcement.

(10)	Based solely upon the Company Search and the Litigation Search:
(i)	no litigation, administrative or other proceeding of or before any governmental authority of Bermuda is pending against the Company; and

(ii)	no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given. No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.
(11)	The Company has received an assurance from the Ministry of Finance granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the execution, delivery, performance or enforcement of the Subject Agreements or the transactions contemplated thereby, or in connection with the admissibility in evidence thereof and the Company is not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.
Reservations
We have the following reservations:
(a)	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

(c)	Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(d)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(e)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(f)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(h)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(i)	Any provision in the Subject Agreements that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(j)	We express no opinion as to the validity or binding effect of any provision in the Subject Agreements for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(k)	We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

(l)	A Bermuda court may refuse to give effect to any provisions of the Subject Agreements in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(m)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:
(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.
Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(n)	In order to issue this opinion we have carried out the Company Search and have not enquired as to whether there has been any change since the date of such search.

(o)	In order to issue this opinion we have carried out the Litigation Search and have not enquired as to whether there has been any change since the date of such search.
Disclosure
This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.
Yours faithfully
Appleby

SCHEDULE
1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 21 May 2010 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 21 May 2010 (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted by written resolution dated 3 December 2007 for the Company (collectively referred to as the “Constitutional Documents”).

4.	Certificate of the Assistant Secretary, dated 21 May 2010, issued by Robert H. Rigsby, Assistant Secretary of the Company, certifying a true and correct copy of an exerpt from the meeting of the Board of Directors of the Company on 17 May 2010 approving the “upsizing” of the Company’s contemplated new credit facility to US$1.25 billion at closing and a Certificate of the Assistant Secretary, dated 24 May 2010, issued by Robert H. Rigsby, Assistant Secretary of the Company, certifying, inter alia¸ the resolutions of the Board of Directors of the Company passed on 17 May 2010 (together, the “Resolutions”).

5.	A certified copy of the “Foreign Exchange Letter”, dated 12 September 2007, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.	A certified copy of the “Tax Assurance”, dated 14 November 2007, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.	A certified copy of the Register of Directors and Officers in respect of the Company.

8.	Electronic copy of the executed Agreement dated 24 May 2010.

9.	Electronic copy of the executed Parent Guaranty dated 24 May 2010.

EXHIBIT H
FORM OF COMPLIANCE CERTIFICATE
Statement Date:                          ,

To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of May 24, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among INVESCO HOLDING COMPANY LIMITED, a company organized under the laws of England and Wales (“IHCL”), IVZ, INC., a Delaware corporation (together with IHCL, the “Borrowers” and each individually, a “Borrower”), INVESCO LTD., the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein shall have the meanings specified therefor in the Credit Agreement.
     The undersigned hereby certifies as of the date hereof that he/she is the chief financial officer of the Parent, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Parent and the Borrowers, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. The Parent has delivered the audited financial statements required by Section 5.01(h)(ii) of the Credit Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. The Parent has delivered the unaudited financial statements required by Section 5.01(h)(i) of the Credit Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and the Borrowers during the accounting period covered by such financial statements.
     3. A review of the activities of the Parent and the Borrowers during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Parent and the Borrowers performed and observed all its Obligations under the Loan Documents, and

[select one:]
     [to the best knowledge of the undersigned during such fiscal period, each of the Parent and the Borrowers performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
     [to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                              ,           .

INVESCO LTD.
By:
Name:
Title:

For the Month/Quarter/Year ended                       (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 5.03(a) — Debt/EBITDA Ratio.

	A.	Adjusted Debt less excluded items as of Statement Date:
		1.	Adjusted Debt:	$

		2.	Subsidiary Non-Recourse Debt:	$

		3.	Liabilities with respect to the Office Equipment Sale and Leaseback Lease (so long as the Parent and its Subsidiaries own 100% of the Office Equipment Sale and Leaseback Bonds):	$

		4.	Qualified Equity Portion of Qualified Securities to the extent such amount is otherwise included in Adjusted Debt:	$

		[5.	The lesser of the aggregate outstanding principal amount of (x) the 2012 Notes and (y) 2012 Refinancing Notes, to the extent otherwise included in Adjusted Debt:	$	][1]

		[5.	The lesser of the aggregate outstanding principal amount of (x) the 2013 Notes and (y) 2013 Refinancing Notes, to the extent otherwise included in Adjusted Debt:	$	][2]

		[5][6].	Adjusted Debt less excluded items for purposes of computing the Debt/EBITDA Ratio (Lines I.A.1 – 2 – 3 – 4 [– 5]):	$

	B.	EBITDA less excluded items for four consecutive fiscal quarters ending on above date (“Subject Period”):
		1.	Net income of the Parent and its Subsidiaries, on a consolidated basis, excluding consolidated investment products, for Subject Period:	$

		2.	Interest expense for Subject Period:	$

[1]	Included for the purpose of calculating the Debt/EBITDA ratio for the period of four consecutive quarters ending on March 31, 2012 in the event that either the Borrower or any Guarantor has issued the 2012 Refinancing Notes in connection with a refinancing of the 2012 Notes.

[2]	Included for the purpose of calculating the Debt/EBITDA ratio for the period of four consecutive quarters ending on December 31, 2012 in the event that either the Borrower or any Guarantor has issued the 2013 Refinancing Notes in connection with a refinancing of the 2013 Notes.

	3.	Income tax expense for Subject Period:	$

	4.	Depreciation expense for Subject Period:	$

	5.	Amortization expense for Subject Period:	$

	6.	Extraordinary losses for Subject Period:	$

	7.	Exceptional losses for Subject Period:	$

	8.	Non-cash charges exclusive of any non-cash charge to the extent it represents a reserve for cash expenditures in any future period for Subject Period:	$

	9.	Extraordinary gains for Subject Period:	$

	10.	Exceptional gains for Subject Period:	$

	11.	Non-cash gains exclusive of gains for which the Parent expects cash proceeds in a future period for Subject Period:	$

	12.	EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 – 9 – 10 – 11):	$

	13.	Portion of EBITDA attributable to the net income, expenses, losses, charges and gains of each Special Purpose Subsidiary:	$

	14.	EBITDA less excluded items for purposes of computing the Financial Covenants for Subject Period (Lines I.B.12 – 13):	$

C.	Debt/EBITDA Ratio as of the Statement Date (Line I.A.6 ÷ Line I.B.14):			to 1.00

Maximum permitted:

Maximum
Four Fiscal Quarters Ending	Debt/EBITDA Ratio
Effective Date through December 31, 2011	3.25 to 1.00
Each fiscal quarter ending thereafter	3.00 to 1.00

II.	Section 5.03(b) — Coverage Ratio.

	A.	EBITDA less excluded items for purposes of computing the Financial Covenants for Subject Period (Line I.B.14):	$

	B.	Interest payable on, and amortization of debt discount in respect of, Adjusted Debt (excluding from Adjusted Debt

	for purposes of computing this amount: (i) Subsidiary Non-Recourse Debt and (ii) so long as the Parent and its Subsidiaries own 100% of the Office Equipment Sale and Leaseback Bonds, liabilities with respect to the Office Equipment Sale and Leaseback Lease):	$

C.	Coverage Ratio as of the Statement Date as of the Statement Date (Line II.A ÷ Line II.B):		to 1.00

Minimum Required: 4.00 to 1.00

EXHIBIT I
FORM OF U.K. TAX COMPLIANCE CERTIFICATE
     Reference is made to the Credit Agreement dated May 24, 2010 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INVESCO HOLDING COMPANY LIMITED, a company organized under the laws of England and Wales, IVZ, INC., a Delaware corporation, INVESCO LTD., a company organized under the laws of Bermuda, the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. The undersigned hereby certifies under penalty of perjury that:
     (1) The undersigned is a “bank” within the meaning of Section 879 of the Income Tax Act 2007 of the United Kingdom; and
     (2) The undersigned is within the charge to corporation tax in the United Kingdom with respect to payments under the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Address: [ ] [ ] [ ]

Dated:                     , 20

I-1
Form of U.K. Tax Compliance Certificate